FORM 1-A DISCLOSURE FORMAT

PART II

OFFERING CIRCULAR

Groundfloor Real Estate 1, LLC.

Nine Series of Limited Recourse Obligations

Totaling $1,524,410

Dated: September 21, 2020

This Post-Qualification Offering Circular Amendment No. 16 (this “PQA”), made on the Form 1-A disclosure format, amends the offering circular of Groundfloor Real Estate 1, LLC, dated November 15, 2019, as qualified on November 27, 2019, and as may be amended and supplemented from time to time (the “Offering Circular”), to add additional securities to be offered pursuant to the Offering Circular. This PQA relates to the offer and sale of up to an additional $1,524,410 in aggregate amount of Limited Recourse Obligations (the “LROs”) to be issued by Groundfloor Real Estate 1, LLC. (the “Company,” “we,” “us,” or “our”). Unless otherwise defined below, capitalized terms used herein shall have the same meanings as set forth in the Offering Circular. See “Incorporation by Reference of Offering Circular” below.

We make LROs available for investment on our web-based investment platform www.groundfloor.com (the “Groundfloor Platform”). Our principal offices and mailing address are located at 600 Peachtree Street, Suite 810, Atlanta, GA 30308. The phone number for these offices is (404) 850-9225.

We will issue the LROs in distinct series, each corresponding to a real estate development project (each, a “Project”) financed by a commercial loan from us (each, a “Loan”). The borrower for each Project is a legal entity (the “Borrower”) that owns the underlying property and has been organized by one or more individuals (each, a “Principal”) that own and operate the Borrower. This PQA relates to the offer and sale of each separate series of LROs corresponding to the Projects for which we extend Loans, as described below (the “Offering”).

The LROs will be unsecured special, limited obligations of the Company. The LROs are not listed on any national securities exchange or on the over-the-counter inter-dealer quotation system. There is no market for the LROs. Our obligation to make payments on a LRO is limited to an amount equal to each holder’s pro rata share of amount of payments, if any, actually received on the corresponding Loan, net of certain fees and expenses retained by us. See the sections titled “General Terms of the LROs,” “The LROs Covered by this Offering Circular,” and “Project Summaries” of the Offering Circular, as amended hereby, for the specific terms of the LROs covered by this PQA.

We do not guarantee payment of the LROs in the amount or on the time frame expected. The LROs are not obligations of the Borrowers or their Principals, and we do not guarantee payment on the corresponding Loans. We have the authority to modify the terms of the corresponding Loans which could, in certain circumstances, reduce (or eliminate) the expected return on your investment. See the “General Terms of the LROs—Administration, Service, Collection, and Enforcement of Loan Documents” section on page 106 of the Offering Circular.

The LROs are speculative securities. Investment in the LROs involves significant risk, and you may be required to hold your investment for an indefinite period of time. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 12 of the Offering Circular.

Generally, no sale may be made to you in this offering to the extent that the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

We will commence the offering of each series of LROs promptly after the date this PQA is qualified by posting on the Groundfloor Platform a separate landing page corresponding to each particular Loan and Project (each, a “Project Summary”). The offering of each series of LROs covered by this PQA will remain open until the earlier of (1) 30 days, unless extended, or (2) the date the offering of a particular series of LROs is fully subscribed with irrevocable funding commitments (the “Offering Period”); however, we may extend the Offering Period for a particular series of LROs in our sole discretion (with notice to potential investors) up to a maximum of 45 days. We will notify investors who have previously committed funds to purchase such series of LROs of any such extension by email and will post a notice of the extension on the corresponding Project Summary on the Groundfloor Platform.

This Offering is being conducted on a “best-efforts” basis, which means that our officers will use their commercially reasonable best efforts in an attempt to sell the LROs. Such officers will not receive any commission or any other remuneration for these sales. In offering the LROs on our behalf, the officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

	Offering price to the public	Underwriting discounts and commissions	Proceeds to issuer(1)(2)	Proceeds to other persons
Per Unit	$10.00	N/A	$10.00	N/A
Total Minimum	$0.00	N/A	$0.00	N/A
Total Maximum	$1,524,410	N/A	$1,524,410	N/A

(1) We estimate all expenses for this Offering to be approximately $1,000, which will not be financed with the proceeds of the Offering.

(2) Assumes no promotions or discounts applied to any offerings covered by this PQA.

Incorporation by Reference of Offering Circular

The Offering Circular, including this PQA, is part of an offering statement (File No. 024-11094) that we filed with the Securities and Exchange Commission. We hereby incorporate by reference into this PQA all of the information contained in the following:

1.	Part II of the Offering Circular, including the form of LRO Agreement beginning on page LRO-1 thereof to the extent not otherwise modified or replaced by offering circular supplement and/or post-qualification amendment.

2.	Part II of the Post-Qualification Amendment # 12.

3.	Part II of the Post-Qualification Amendment # 13.

4.	Part II of the Post-Qualification Amendment # 14.

5.	Part II of the Post-Qualification Amendment # 15.

Note that any statement that we make in this PQA (or have made in the Offering Circular) will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement or post-qualification amendment.

The LROs Covered by the Offering Circular and Use of Proceeds

The following disclosure is added on pages 98 and 101 of the Offering Circular under the table included under “The LROs Covered by this Offering Circular” and “Use of Proceeds,” respectively:

The table below lists the additional Projects covered by this PQA. Each series of LROs is denominated by the corresponding Project’s name.

Series of LROs/Project	Aggregate Purchase Amount/Loan Principal
137 HAY STREET, PARK FOREST, IL 60466	$65,540
1221 ETHRIDGE MILL ROAD, GRIFFIN, GA 30224	132,330
503 FOREST RIDGE ROAD, GARNER, NC 27529	136,530
448 HICKORY LANE, GRIFFIN, GA 30223	142,840
307 SHANNON LOOP, DENVER, NC 28037	167,980
4761 PINEFIELD DR, N.W, ACWORTH, GA 30102	173,940
4527 WESTHAMPTON WOODS DRIVE, TUCKER, GA 30084	197,780
2097 DELLWOOD PLACE, DECATUR, GA 30032	211,220
110 DEER PATH, SUMMERFIELD, NC 27358	296,250
Total	$1,524,410

Project Summaries

Each Project Summary attached below is included in the Offering Circular following page PS-202.

PROJECT SUMMARIES FOR PQA NO. 16

Rate Purpose loan ToARV loan AmountInvestors loan Position Total oan Amount Repayment Terms BORROWER Purchase & F_i_rs_t_L_ie_n JII65, 540 r-B-'a"l'l-o_o_n_pa_y_m_ en--t--p-r-in_c_i_p_la_a_n_d_i_n-et_r_e_s-t-, Prestige Housing Solutions Inc. Peter Fasoranti-principal Renovation L . . returned on repayment/ due at maturity. INVEST NOW Click here to view the LRO Agreement FINANCIAL OVERVIEW After Repair Value (ARV) CD$120,000 TotalCosts $74,460 GRADE FACTORS The followingfactors determine in part how the loan was graded: (in descending order of importance) Loan To ARV Score CD 10 - Skin-in-the-Game CD10 location8 Borrower Experience 5 Borrower Commitment CD 1 0% ----$8,920 Skin-in-the- Game CD First li en loanCushion CD VALUATION REPORTS As Complete (ARV) $120,000 Broker's Price Opinion Purchase Price CD Purchase Date $36,000 08/21/2020 Loan To ARV CD Loan To Total Project Cost CD 54.6% 87.4% Borrower Provided Appraisal Borrower Provided Comps PROPERTY DESCRIPTION View larger map BerTY St Address: 137 HAY STREET,PARK FOREST,IL 60466 Etrty St LorueSIThe Borrower intends to use the loan proceeds to purchase and renovate the property. Upon completion,the KqntuckySt .,U-Haul Moving &1!.\ ft " •.,'-K, ennedy Auto \ sr Repair IIInc TGo -gle .,,d Borrower intends to sellthe property to repay the Groundfloor loan. INVEST NOW 'I '\Map data ®2020 Goog!e Terms of Use Report a map errorClick here to view the LRO Agreement MISCELLANEOUS PROJECT SPECIFIC RISK FACTORS • The Borrower was advanced the money it needed to purchase this property on August 21,2020by Groundfloor Finance Inc.("Groundfloor "we;·"us;·or "our") or a wholly-owned subsidiary of Groundfloor. The Borrower is now in possession of the property.If this offering is fully subscribed,Groundfloor will continue to administer and service the loan as further described in the Offering Circular. o The renovation of the property may be extensive,and therefore subject to delays and other unexpected issues. o The renovation will require permitting,and permits may not be obtained on time or may be denied. o The borrower has had late repayments,but has repaid all loans in full,with all interest and fees due. o Please consult the Offering Circular for further discussion of general risk factors. CLOSING CONOITIONS o Loan is conditioned upon a clean title search and valid title insurance at the time of close. DEVELOPER FEES o We generally charge borrowers an origination fee (which typically ranges between 2% and 6% of the principal loan amount) and a servicing fee (which typically ranges between O.S% and 2%) for our services. o We do not take a "spread" on any part of the interest payments. o Borrowers may capitalize the cost of closing into the principal amount of their request. These closingcosts typically range from $SOO to $1SOO. o Unless otherwise limited by applicable law,we will charge a penalty of up to 2% for any extension made to the Borrower.See "Fees and Related Expenses" in the OfferingCircular SEC FILING INFORMATION • The series of LROs corresponding to this Project are offered pursuant to Post Qualification Amendment No.16 to the OfferingCircular dated November 15,2019 (each,as amended and supplemented from time to time),including the documents incorporated by reference therein.You may access and review these documents on the Internal Filings Directory located on our Platform. BORROWER SUMMARY UNLESSNOTED WITHA *,INFORMATIONBELOW IS SUPPLIED BY THE BORROWERAND ISNOT VERIFIED. BORROWERS REPRESENTAND WARRANT THAT INFORMATION SUPPLIED IS ACCURATE. PRESTIGE HOUSING SOLUTIONS INC.FINANCIAL DATA Reportingdate:06/30/20 PROJECTS / REVENUE Reporting period:2019 DATE OF FORMATION * 03/23/2016 Value of Properties CDTotal Debt CDRevenue CD $217K $147.9K$322K Gross Margin% CD 38.56% IPRINCIPALGROUNDFLOOR HISTORY * HISTORICAL AVERAGES Peter Fasoranti Reporting period:three years ending 2019 FOCUS Fix &Fiip Loans Funded CDLoans Repaid CD Completed Projects Per Year CD Average Project Revenue CD L.,l12 ----'1111 On Time Repayment CD 182% II4 II$145K Average Project Average Total Time CDProject Costs CD L._l 9_m_o_nt_h_s ,ll $100K THECOMPANYPLAYED NO ROLE IN THE PREPARATIONOF ANY OF THE VALUATION SOURCESOR ANY OTHER MATERIALS PROVIDED BY THE BORROWER.WHILE WE BELIEVETHE DATA CONTAINEDTHEREIN IS HELPFUL,WE DO NOT USE IT AS THE SOLE BASIS FOR A FUNDING DECISION.

RateProjected Term LoanToARVLoan AmountInvestors BORROWER Vicinia Homes LLC William Brunstad - principal Purpose Purchase& Renovation Loan PositionTotal Loan AmountRepayment Terms , . .returned on repayment I due at maturity. L INVEST NOW Click here to view the LRO Agreement FINANCIAL OVERVIEW After Repair Value (ARV) (!) $176,000 $158,830 ------------------------------GRADE FACTORS The following factors determine in part how the loan was graded: (in descending order of importance) Loan ToARVScore (!) 10 Quality of Valuation Report 4 Skin in·the·Game (!) 10 Location 8 Borrower Experience 5 Borrower Commitment (!)1 0% _J Skin-in-the· Game(!) First Lien LoanCushion (!) ------------------------------VALUATION REPORTS As Complete (ARV) $176,000 Broker's Price Opinion Purchase Price (!) Purchase Date $110,000 08/20/2020 Loan To ARV (!} Loan To Total Project Cost (!) 75.2% 82.9% Borrower Provided Appraisal Borrower Provided Comps PROPERTY DESCRIPTION c:r.o\\ ,.."#e View larger map erica Address: 1221ETHRIDGE MILL ROAD,GRIFFIN,GA 30224 The Borrower intends to use the loan proceeds to purchase and renovate the property.Upon completion, the : !<? Millwood Or • " o. Borrower intends to sell the property to repay the Groundfloor loan. i\ snc•St Go gle ,. " INVEST NOW Map data ©2020 Terms of Use Report a map errorClick here to view the LRO Agreement PROJECT SPECIFIC RISK FACTORS • The Borrower was advanced the money it needed to purchase this property on August 20, 2020 by Groundfloor Finance Inc.("Groundfloor:·"we:' "us·:or "our") or wholly-owned subsidiary of Groundfloor.The Borrower is now in possession of the property.If this offering is fully subscribed,Groundfloor will continue to administer and service the loan as further described in the Offering Circular. • The renovation of the property may be extensive,and therefore subject to delays and other unexpected issues. • The renovation will require permitting,and permits may not be obtained on time or may be denied. • Please consult the Offering Circular for further discussion of general risk factors. CLOSING CONDITIONS • Loan is conditioned upon a clean title search and valid title insurance at the time of close. DEVELOPER FEES • We generally charge borrowers an origination fee (which typically ranges between 2% and 6% of the principal loan amount) and a servicing fee (which typically ranges between 0.5% and 2%) for our services. • We do not take a "spread" on any part of the interest payments. • Borrowers may capitalize the cost of closing into the principal amount of their request. These closing costs typically range from $500 to $1500. • Unless otherwise limited by applicable law,we will charge a penalty of up to 2% for any extension made to the Borrower.See "Fees and Related Expenses" in the Offering Circular VICINIA HOMES LLCFINANCIAL DATA Reportingdate:06/30/20 PROJECTS/ REVENUE Reportingperiod:2019 DATE OF FORMATION * 08/25/2018 Value of Properties (!) Total Debt (!) Revenue (!) $1.4M $899.4K Gross Margin% (!) 31.0% $215.2K PRINCIPAL William Brunstad GROUNDFLOOR HISTORY * HISTORICAL AVERAGES Repor ing period three years ending 2019 FOCUS Single Family Loans Funded (!) Loans Repaid (!) Completed Projects Per Year (!) Average Project Revenue (!) I._ 0 _11° On Time Repayment (!) II4 II$56.2K Average Project Average Total Time (!) Project Costs (!) IN/A I._ 3_m_on_th_s_ , l$37.3K THE COMPANY PLAYED NO ROLE IN THE PREPARATION OF ANY OF THE VALUATION SOURCES OR ANY OTHER MATERIALS PROVIDED BY THE BORROWER.WHILE WE BEL'EVE THE DATA CONTAINED THEREIN IS HELPFUL. WE DO NOT USE IT AS THE SOLE BASIS FORA FUNDING DECISION.

Rate Projected Term oan ToARVloan AmountInvestors Purpose loan Position Total oan Amount Repayment Terms Purchase & ,__ F_ir_s_t_Li_e_n _JI I $13 , 6 530 ;..=B:..::al-'-'1o:..:.on::.c:_p.:..:a.:..:y.:..:cm:e._n_t pri_nc_i_p_al_a_n_d_i_nte_r_est--, BORROWER MJ Signature Investments, LLC Tracie Johnson - principal Renovation _ . . returned on repayment/ due at maturity. INVEST NOW Click here to view the LRO Agreement FINANCIAL OVERVIEW Total· Costs$161,530 $197 ,500 GRADE FACTORS The followingfactors determine in part how the loan was graded: (in descending order of importance) loan To ARV Score G) 10 Quality of Valuation Report4 Skin-in-the-Game G)-10 location8 Borrower Experience 5 Borrower Commitment G) 1 0% ----$25,000 Skin-in-the- Game G) First li en Loan Cushion G) VALUATION REPORTS As Compl ete (ARV) $197,500 Broker's Price Opinion Purchase Price G) Purchase Date $130,000 08/17/2020 Loan ToARV G) Loan To Total Project Cost G) 69.1% 83.8% Borrower Provided Appraisal Borrower Provided Comps PROPERTY DESCRIPTION ,, S· View larger map .,. Address: 503 FOREST RI DGE ROAD, GARNER, NC 27529 ' Foxwood D,. GARNER lGo Rd g e DMV The Borrower intends to use the l oan proceeds to purchase and renovate the property. Upon compl etion,the Borrower i ntends to sell the property to repay the Groundfloor loan. INVEST NOW Map d.at®2020 Terms of Use Repa; ;ap rrorClick here to view the LRO Agreement MISCELLANEOUS PROJECT SPECIFIC RISK FACTORS • The Borrower was advanced the money i t needed to purchase this property on August 17,2020 by Groundfloor Finance Inc.("Groundfloor "we "us;'or "our") or a wholly-owned subsidiary of Groundfloor. The Borrower i s now in possession of the property.I f this offering is fully subscribed,Groundfloor will continue to administer and service the loan as further described in the Offering Circular. • The renovati on of the property may be extensive,and therefore subject to delays and other unexpected i ssues. • The renovati on will require permi tti ng,and permits may not be obtained on time or may be denied. • Please consult the OfferingCircul ar for further discussi on of general ri sk factors. CLOSING CONDITIONS • Loan is conditi oned upon a clean ti tle search and valid title i nsurance at the time of close. DEVElOPER FEES • We generally charge borrowers an originati on fee (which typically ranges between 2% and 6% of the principalloan amount) and a servicing fee (which typically ranges between 0.5% and 2%) for our services. • We do not take a "spread" on any part of the interest payments. • Borrowers may capitalize the cost of closi ng into the principal amount of their request. These closing costs typically range from $500 to $1500. • Unless otherwise limited by applicable l aw,we will charge a penalty of up to 2% for any extensi on made to the Borrower.See "Fees and Related Expenses" in the Offering Circular SEC FiliNG INFORMATION • The seri es of LROs corresponding to this Project are offered pursuant to Post Qualification Amendment No.1 6 to the Offering Circular dated November 1 5,2019 (each,as amended and supplemented from time to time),including the documents i ncorporated by reference therein. You may access and review these documents on the Internal Filings Directory located on our Platform. BORROWER SUMMARY UNLESSNOTED WITHA * 'INFORMATIONBELOW IS SUPPLIED BY THE BORROWER AND ISNOT VERIFIED. BORROWERS REPRESENTAND WARRANT THAT INFORMATION SUPPLIED IS ACCURATE. MJ SIGNATURE INVESTMENTS, LLCFINANCI AL DATA Reportingdate:06/30/20 DATE OF FORMATION * 11/15/2017 PROJECTS / REVENUE Reporting period:2019 Total Debt G)Revenue G> $235K Gross Margin% G> N/A ' IPRINCIPALGROUNDFLOOR HISTORY * HISTORICAL AVERAGES Tracie Johnson Reporting period:three years ending 2019 FOCUS Single Family Loans Funded G>Loans Repaid G> Compl eted Projects PerYear G> Average Project Revenue G) '----1 o JII o On Time Repayment G> II2 II$201.5K Average Project Average Total Time G) Project Costs G) IN/A '-l 6_m_o_nt_hs__ _,II$162K THECOMPANYPLAYED NO ROLE IN THE PREPARATIONOF ANY OF THE VALUATION SOURCESORANYOTHER MATERIALS PROVIDED BYTHE BORROWER. WHILE WE BELIEVE THE DATA CONTAINEDTHEREIN IS HELPFUL,WE DO NOT USE IT AS THE SOLE BASISFOR A FUNDING DECISION.

Rate Purpose loan ToARV loan Amount loan Position Total oan Amount Repayment Terms Purchase & F_i_rs_t_L_ie_n JII $ , 1 r--'Ba-..l:.l..o_o_n_pay_m_e_n_t-p_ -r inc_i_p_al_a_n_d_i_nte_r_e_s-t-, BORROWER Vi cinia Homes LLC William Brunstad-principal Renovation L . . returned on repayment!due at maturity. INVEST NOW Click here to view the LRO Agreement FINANCIAL OVERVIEW After Repair Value (ARV) (!) $200,000 TotalProject Costs (!) $162,840 GRADE FACTORS The followingfactors determine in part how the loan was graded: (in descending order of importance) loan To ARV Score (!) 10 Quality of ValuationReport4 Skin-in-the-Game (!)-10 location8 Borrower Experience 5 Borrower Commitment (!)1 0%----$20,000 Skin-in-the- Game (!) First l ien oan Cushion (!) VALUATION REPORTS As Complete (ARV) $200,000 Broker's Price Opinion Purchase Price (!) Purchase Date $119,500 08/17/2020 loan ToARV (!) loan To Total Project Cost (!) 71.4% 87.4% Borrower Provided Appraisal Borrower Provided Comps PROPERTY DESCRIPTION View larger map ' Hlei:Oty ln Baym Wyndham Country Inn Address: 448 HICKORY LANE,GRIFFIN,GA 30223 The Borrower intends to use the loan proceeds to purchase and renovate the property. Upon compl etion,the Borrower intends to sellthe property to repay the Groundfloor loan. INVEST NOW >occer Club 9 & Radisson, Go gle \Mu,..,...,..io Tuo , Map data ®2020 Terms of Use Report a map error Click here to view the LRO Agreement MISCELLANEOUS PROJECT SPECIFIC RISK FACTORS • The Borrower was advanced the money it needed to purchase this property on August 17, 2020 by Groundfloor Finance Inc.("Groundfloor "w e "us;'or "our") or a wholly-owned subsidiary of Groundfloor. The Borrower is now in possession of the property.If this offering is fully subscribed,Groundfloor will continue to administer and service the loan as further described in the Offering Circular. o The renovation of the property may be extensive,and therefore subject to delays and other unexpected issues. o The renovation will require permitting,and permits may not be obtained on time or may be denied. o Please consult the OfferingCircular for further discussion of general risk factors. CLOSING CONOITIONS o Loan is conditioned upon a clean title search and valid title insurance at the time of close. DEVElOPER FEES o We generally charge borrowers an origination fee (which typically ranges between 2% and 6% of the principal loan amount) and a servicing fee (which typically ranges between 0.5% and 2%) for our servi ces. • We do not take a "spread" on any part of the interest payments. • Borrowers may capitalize the cost of closing into the principal amount of their request. These closingcosts typically range from $500 to $1500. • Unless otherwise limited by applicable l aw,we will charge a penalty of up to 2% for any extension made to the Borrower.See "Fees and Related Expenses" in the Offering Circular SEC FiliNG INFORMATION • The seri es of LROs corresponding to this Project are offered pursuant to Post Qualification Amendment No.16 to the Offering Circular dated November 15, 2019 (each,as amended and supplemented from time to time),including the documents incorporated by reference therein. You may access and review these documents on the Internal Filings Directory located on our Platform. BORROWER SUMMARY UNLESSNOTED WITHA * ,INFORMATIONBELOW IS SUPPLIED BY THE BORROWER AND ISNOT VERIFIED. BORROWERS REPRESENTAND WARRANT THAT INFORMATION SUPPLIED IS ACCURATE. VICINIA HOMES LLC FINANCIAL DATA Reportingdate:06/30/20 PROJECTS I REVENUE Reportingperiod:2019 DATE OF FORMATION * 08/25/2018 Value of Properties (!) Total Debt (!) Revenue (!) $1.4M $899.4K $215.2K Gross Margin% (!) 31.0% IPRINCIPALGROUNDFLOOR HISTORY * HISTORICAL AVERAGES William Brunstad Reportingperiod:three years ending 2019 FOCUS Compl eted Projects Average Project Ll0------'11° II4 II$56.2K Single Family Loans Funded (!) Loans Repaid (!) PerYear (!) Revenue (!) On Time Repayment (!) IN/A Average Project Average Total --'II $37.3K Ll3_m_o_nt_hs_ THECOMPANYPlAYED NO ROLE IN THE PREPARATIONOF ANYOF THE VALUATION SOURCES ORANY OTHERMATERIALS PROVIDED BYTHE BORROWER.WHILE WE BELIEVE THE DATA CONTAINEDTHEREIN IS HELPFULWE DONOT USE IT AS THE SOLE BASISFOR A FUNDING DECISION.

PROJECT SUMMARYI 307 SHANNON LOOP,DENVER,NC 28037 RateProjected Term LoanToARVLoan AmountInvestors Purpose New ---'II L F_ir_s_t L_ie_n_$ 16 7 980 r---8'-a.l:.l._o_o_n_p_a_y_m_e_n_t - pr-inc-ipa_l_a_n_d_in-tere-s-t--, BORROWER CHEF E REAL ESTATE DEVELOPMENT Everald Lindo - principal Construction _ . .returned on repayment I due at maturity. INVEST NOW Click here to view the LRO Agreement FINANCIAL OVERVIEW After Repair Value (ARV) (!) $240,000 Total Project Costs (!) $202,130 GRADE FACTORS The followingfactors determine in part how the loan was graded: (in descendingorder of importance) LoanTo ARV Score (!) 10 Quality of Valuation Report4 Skin-in-the-Game (!) 10 Location8 Borrower Experience5 Borrower Commitment (!) 1 0% ----Skin-in-the· Game (!) First Lien Loan Cushion (!) VALUATION REPORTS As Complete (ARV) $240,000 Broker's Price Opinion Purchase Price (!} $13,000 LoanToARV70.0% Borrower Provided Appraisal Purchase Date 04/03/2019 Loan To Total Project Cost (!) 82.4% Borrower Provided Camps PROPERTY DESCRIPTION View larger map ConvenienceStei:' Y Eastwood Homes at Covington at Lake... "' Destination AthletE West Lake Norn Address: 307 SHANNON LOOP, DENVER.NC 28037 The Borrower intends to use the loan proceeds to complete a new construction.Upon completion, the Borrower intends to sell the property to repay the Groundfloor loan. j1atrrc )enver North) . u"-e"a..,en Ol Go gle INVEST NOW .......Map data ©2020 Terms of Use Report a map error Click here to view the LRO Agreement -----------"-'--"--·- -· ·-·""·-·· ..-.__-.,.-· ··-·-·-·-.A - --·- ---,._,._......ra-..&..: -------------------------------------------------------MISCELLANEOUS PROJECT SPECIFIC RISK FACTORS • The Borrower was advanced the money it needs to begin construction of this property on August 14,2020 by Groundfloor Finance Inc.("Groundfloor;'"we;'"us;' or "our") or a wholly-owned subsidiary of Groundfloor.The Borrower will has begun construction of the property. If this offering is fully subscribed,Groundfloor will continue to administer and service the loan as further described in the Offering Circular. • The construction of the property may be extensive,and therefore subject to delays and other unexpected issues. • The construction will require permitting,and permits may not be obtained on time or may be denied. • There is no existing structure on this property,or if there is.it will be demolished,and a new structure built in its place. • The event of default on one Groundfloor note secured by this property will trigger default on all Groundfloor notes secured by this property. All LRO holders investing in LROs corresponding to notes secured by this property share the same priority in any recovery and recovered proceeds will be distributed on a pro-rata basis. • Please consult the Offering Circular for further discussion of general risk factors. CLOSING CONDITIONS • Loan is conditioned upon a clean title search and valid title insurance at the time of close. DEVELOPER FEES • We generally charge borrowers an origination fee (which typically ranges between 2% and 6% of the principal loan amount) and a servicing fee (which typically ranges between 0.5% and 2%) for our services. • We do not take a "spread" on any part of the interest payments. • Borrowers may capitalize the cost of closing into the principal amount of their request. These closing costs typically range from $500 to $1500. • Unless otherwise limited by applicable law,we will charge a penalty of up to 2% for any extension made to the Borrower.See "Fees and Related Expenses" in the Offering Circular SEC FILING INFORMATION • The series of LROs corresponding to this Project are offered pursuant to Post Qualification Amendment No.16 to the Offering Circular dated November 15, 2019 (each,as amended and supplemented from time to time), including the documents incorporated by reference therein. You may access and review these documents on the InternalFilings Directory located on our Platform. BORROWER SUMMARY UNLESS NOTEDWITH A *, INFORMATION BELOW ISSUPPLIED BY THE BORROWER ANDIS NOT VERIFIED. BORROWERS REPRESENT AND WARRANT THAT INFORMATIONSUPPLIED IS ACCURATE. CHEF E REAL ESTATE DEVELOPMENT FINANCIAL DATA Reportingdate:06 30/20 PROJECTS/REVENUE Reportingperiod:2019 DATE OF FORMATION * 06/21/2018 TotalDebt (!) Revenue (!) $220K Unsold Inventory (!) Aged Inventory (D Gross Margin% (!) 22.0% PRINCIPAL Everald Lindo GROUNDFLOOR HISTORY * HISTORICAL AVERAGES Rr11 .ending2019 FOCUS Single Family Loans Funded (!) Loans Repaid (!) Completed Projects Per Year (!) Average Project Revenue (!) 1,_ 0 _11° On Time Repayment (!) IN/A II 1 II$208.7K Average ProjectAverage Total Time (!) Project Costs (!) I12 monthsII$161.7K --------------THE: COMPANYPLAYWNOROLE: IN THE: PREPARATION OF ANY OF-THE-VALUATIONSOL>RCE-SORANYOTHERMATE-RIALS PROVIUE:D BY fHE BORROWER. WHILE WE BHIE-VE: THE DATA CONTAINED THE:REINIS HELPF-L> ,WE: DONOT LiSE Ir AS THE SOLE BASIS F-ORA FUNDINC, DE-CISION.

Rate Projected Ter m oan ToARV loan AmountInvestors Purpose loan Position Total oan Amount Repayment Terms Purchase & ,__ F_ir_s_t_Li_e_n _JI I $17 , 3 940 ;..=B:a..::-l1'-o':..:o.::n.c:_p.:..a:.:.y.:.:.m.c::e._n_t pri_nc_i_p_al_a_n_d_i_nte_r_est--, BORROWER His Portion Investments,LLC Larry Bailey - principal Renovation _ . . returned on repayment/ due at maturity. INVEST NOW Click here to view the LRO Agreement FINANCIAL OVERVIEW TotalProject Costs Q) $208,790 $275,000 GRADE FACTORS The followingfactors determine in part how the loan was graded: (in descending order of importance) loan To ARV Score Q) 10 Quality of Valuation Report 4 Skin-in-the-Game Q) 10 location 8 Borrower Experience 5 Borrower Commitment Q) 1 0% ----$34,850 Skin-in-the- Game Q) First li en Loan Cushion Q) VALUATION REPORTS As Complete (ARV) $275,000 Broker's Price Opinion Purchase Price Q) Purchase Date $180,000 08/25/2020 Loan ToARV (2) Loan To Total Project Cost Q) 63.3% 82.7% Borrower Provided Appraisal Borrower Provided Comps PROPERTY DESCRIPTION "' View larger map Address: 4761PINEFIELD DR,N.W,ACWORTH,GA 30102 "'"" Go gle,.-1 #J.. -;.. PrettyHari "' "'?). -lb-The Borrower intends to use the loan proceeds to purchase and renovate the property. Upon completion,the Borrower intends to sellthe property to repay the Groundfloor loan. INVEST NOW Click here to view the LRO Agreement Map data ®2020 Terms of Use Report a map error MISCELLANEOUS PROJECT SPECIFIC RISK FACTORS • The Borrower was advanced the money it needed to purchase this property on August 25,2020by Groundfloor Finance Inc.("Groundfloor "we "us;'or "our") or a wholly-owned subsidiary of Groundfloor. The Borrower is now in possession of the property.If this offering is fully subscribed,Groundfloor will continue to administer and service the loan as further described in the Offering Circular. • The renovation of the property may be extensive,and therefore subject to delays and other unexpected issues. • The renovation will require permitting,and permits may not be obtained on time or may be denied. • Please consult the OfferingCircular for further discussion of general risk factors. CLOSING CONDITIONS • Loan is conditioned upon a clean title search and valid title insurance at the time of close. DEVElOPER FEES • We generally charge borrowers an origination fee (which typically ranges between 2% and 6% of the principalloan amount) and a servicing fee (which typically ranges between 0.5% and 2%) for our services. • We do not take a "spread" on any part of the interest payments. • Borrowers may capitalize the cost of closing into the principal amount of their request. These closingcosts typically range from $500 to $1500. • Unless otherwise limited by applicable law,we will charge a penalty of up to 2% for any extension made to the Borrower.See "Fees and Related Expenses" in the OfferingCircular SEC FiliNG INFORMATION • The series of LROs corresponding to this Project are offered pursuant to Post Qualification Amendment No.16 to the OfferingCircular dated November 15,2019 (each,as amended and supplemented from time to time),including the documents incorporated by reference therein. You may access and review these documents on the Internal Filings Directory located on our Platform. BORROWER SUMMARY UNLESSNOTED WITHA * 'INFORMATIONBELOW IS SUPPLIED BY THE BORROWER AND ISNOT VERIFIED. BORROWERS REPRESENTAND WARRANT THAT INFORMATION SUPPLIED IS ACCURATE. HIS PORTION INVESTMENTS, LLC FINANCI AL DATA Reportingdate:06/30/20 DATE OF FORMATION * 04/16/2016 PROJECTS / REVENUE Reporting period:2019 Total Debt ®Revenue ® $210K Gross Margin% ® 24.0% IPRINCIPAL Larry Bailey GROUNDFLOOR HISTORY * HISTORICAL AVERAGES Reporting period:three years ending 2019 FOCUS Single Family Loans Funded ®Loans Repaid ® Completed Projects PerYear ® Average Project Revenue ® '----1 o JII o On Time Repayment ® IN/A II1 II$182.5K Average Project Average Total Time Q) Project Costs ® '-l 12_m_o_n_ht_s_ _,ll$128.5K THECOMPANYPLAYED NO ROLE IN THE PREPARATIONOF ANY OF THE VALUATION SOURCESORANYOTHER MATERIALS PROVIDED BYTHE BORROWER. WHILE WE BELIEVE THE DATA CONTAINEDTHEREIN IS HELPFUL,WE DO NOT USE IT AS THE SOLE BASISFOR A FUNDING DECISION.

PROJECT SUMMARY I 4527 WESTHAMPTON WOODS DRIVE,TUCKER, GA 30084 RateProjected Term LoanToARVLoan AmountInvestors Purpose Loan PositionTotalLoan Amount Repayment Terms New L F_ir_st_L_i_en_ J]] $1 , .--'8a.l:.l_o_o_n_p_a_y_m_e_n_t - pr-inc_i_pa-l_a_n_d-in_t_ere-s---,t Construction 97 780 _ . .returned on repayment I due at maturity. BORROWER Owens Legacv. ProQerties,LLC Gina Washington-principal INVEST NOW Click here to view the LRO Agreement FINANCIAL OVERVIEW After Value (ARV) (!) $400,000 TotalCosts(!) GRADE FACTORS The following factors determine in part how the loan was graded: (in descendingorder of importance) LoanToARVScore (!) 10 Quality of Valuation Report 4 Skin-in-the-Game (!) 10 Location 8 Borrower Experience 5 Borrower Commitment (!)1 0% ----Skin-in-the- Game(!) First Lien LoanCushion(!) VALUATION REPORTS As Complete (ARV) $400,000 Certified Independent Appraisal Broker's Price Opinion Purchase Price Purchase Date $80,000 08/31/2018 LoanToARV Loan ToTotal 49.4% 77.5% Borrower Provided Appraisal Borrower Provided Comps Project Cost PROPERTY DESCRIPTION ..... Viewlarger map 1..,'\. 4 Address: 4527 WESTHAMPTON WOODS DRIVE.TUCKER. GA 30084 ...oetP-<1'The Borrower intends to use the loan proceeds to complete a new construction.Uponcompletion, the Borrower intends to sell the property to repay the Groundfloor loan. C), J Taqueri< I ... Go gle INVEST NOW Map data ©2020 Google Terms of Use Report a map error Click here to view the LRO Agreement MISCEllANEOUS PROJECT SPECIFIC RISK FACTORS • The Borrower was advanced the money it needs to begin construction of this property on August 17,2020by Groundfloor Finance Inc.("Groundfloor:·"we;·"us;· or "our") or a wholly-owned subsidiary of Groundfloor.The Borrower will has begun construction of the property.If this offering is fully subscribed.Groundfloor will continue to administer and service the loan as further described in the Offering Circular. • The Borrower has not completed or sold any projects in the past year. As such, the Borrower's average revenue,costs,and margins cannot be calculated. • The Principal has not yet completed or sold any projects. As such, the Principal's average revenue,costs, and margins cannot be calculated. • The construction of the property may be extensive,and therefore subject to delays and other unexpected issues. • The construction will require permitting,and permits may not be obtained on time or may be denied. • There is no existing structure on this property,or if there is, it will be demolished,and a new structure built in its place. • The event of default on one Groundfloor note secured by this property will trigger default on all Groundfloor notes secured by this property.All LRO holders investing in LROs corresponding to notes secured by this property share the same priority in any recovery and recovered proceeds will be distributed on a pro-rata basis. • Please consult the Offering Circular for further discussion of general risk factors. CLOSING CONDITIONS • Loan is conditioned upon a clean title search and valid title insurance at the time of close. DEVELOPER FEES • We generally charge borrowers an origination fee (which typically ranges between 2% and 6% of the principal loan amount) and a servicing fee (which typically ranges between 0.5% and 2%) for our services. • We do not take a "spread" on any part of the interest payments. • Borrowers may capitalize the cost of closing into the principal amount of their request. These closing costs typically range from $500 to $1500. • Unless otherwise limited by applicable law,we will charge a penalty of up to 2% for any extension made to the Borrower.See "Fees and Related Expenses" in the OfferingCircular SEC FILING INFORMATION • The series of LROs corresponding to this Project are offered pursuant to Post Qualification Amendment No.16 to the Offering Circular dated November 15,2019 (each,as amended and supplemented from time to time), including the documents incorporated by reference therein.You may access and review these documents on the InternalFilings Directory located on our Platform. BORROWER SUMMARY UNLESS NOTED WITH A *,INFORMATION BELOW IS SUPPLIEDBY THE BORROWER AND IS NOT VERIFIED. BORROWERS REPRESENT AND WARRANT THAT INFORMATION SUPPLIEDIS ACCURATE. OWENS LEGACY PROPERTIES, LLCFINANCIAL DATA DATE OF FORMATION * 04/19/2017 120 PROJECTSI REVENUE TotalDebt (!) Revenue <D FOCUS PRINCIPAL Gina Washington GROUNDFLOOR HISTORY * Loans Funded (!) Loans Repaid (!) HISTORICAL AVERAGES Completed Projects PerYear (!) ,ending 2019 Average Project Revenue <D Fix&Fiip ].._o On Time Repayment (!) .lloII N/Al..._l-Average Project Average Total Time (!) Project Costs (!) IN/A I._ N_IA .....JIIN/A THE COMPANY PLAYED NO ROLE IN THE PREPARATION OF ANY OF THE VALUATIONSOURCESORANYOTHERMATERIALS PROVIDEDBY THE BORROWER WHILE WE BELIEVE THE DATA CONTAINED THEREINIS HELPFUL,WE DONOT USE IT AS THE SOLE BASIS FORA FUNDING DECISION

RateProjected Term LoanToARV Loan Amount Investors Purchase& L F_ir_st_L_i_en_---I' I, .-----:8a.l:.l_o_o_n_p_a_y_m_e_n_t - pr-inc-ipa_l_a_n_d-in_t_ere-s---,t Purpose Renovation Loan Position TotalLoan Amount Repayment Terms $ 211220 _. .returned on repayment I due at maturity. BORROWER TID Investors LLC Charles Brown - principal INVEST NOW Click here to view the LRO Agreement FINANCIAL OVERVIEW ------------------------------GRADE FACTORS After Repair Value (ARV) (!) $325,000 TotalProject Costs (!) The following factors determine in part how the loan was graded: (indescendingorder of importance) LoanToARVScore (!) 10 Quality of Valuation Report 4 Skin-in-the-Game (!) 10 Location 8 Borrower Experience 5 Borrower Commitment (!)1 Skin-in-the- Game(!) First Lien LoanCushion(!) ------------------------------VALUATION REPORTS As Complete (ARV) Certi fied Independent Appraisal $325,000 Broker 's Price Opinion Purchase Price Purchase Date $120,000 08/20/2020 LoanToARV Loan To Total 65.0% 78.4% Borrower Provided Appraisal Borrower Provided Comps Project Cost PROPERTY DESCRIPTION ,..,.,..,_ Q,f, ' View larger map McAfeeRd .c.:. E .c.:. • MeAl Address: 2097 DELLWOOD PLACE,DECATUR,GA 30032 Go gle z0• H The Borrower intends to use the loan proceeds to purchase and renovate the property.Upon completion, the Borrower intends to sell the property to repay the Groundfloor loan. INVEST NOW Mapdata ©2020 Tenns of Use Report amap err()(Click here to view the LRO Agreement PROJECT SPECIFIC RISK FACTORS • The Borrower was advanced the money it needed to purchase this property on August 20,2020 by Groundfloor Finance Inc.("Groundfloor;·"we;·"us;·or "our") or wholly-owned subsidiary of Groundfloor.The Borrower is now in possession of the property.If this offering is fully subscribed,Groundfloor will continue to administer and service the loan as further described in the Offering Circular. • The renovation of the property may be extensive.and therefore subject to delays and other unexpected issues. • The renovation will require permitting,and permits may not be obtained on time or may be denied. • The Borrower has not completed or sold any projects in the past year. As such, the Borrower's average revenue,costs,and margins cannot be calculated. • The Principalhas not yet completed or sold any projects.As such, the Principal's average revenue,costs, and margins cannot be calculated. • Please consult the Offering Circular for further discussion of general risk factors. CLOSING CONDITIONS • Loan is conditioned upon a clean title search and valid title insurance at the time of close. DEVELOPER FEES • We generally charge borrowers an origination fee (which typically ranges between 2% and 6% of the principal loan amount) and a servicing fee (which typically ranges between 0.5% and 2%) for our services. • We do not take a "spread" on any part of the interest payments. • Borrowers may capitalize the cost of closing into the principal amount of their request. These closing costs typically range from $500 to $1500. • Unless otherwise limited by applicable law,we will charge a penalty of up to 2% for any extension made to the Borrower.See "Fees and Related Expenses" in the Offering Circular SEC FILING INFORMATION • The series of LROs corresponding to this Project are offered pursuant to Post Qualification Amendment No.16 to the Offering Circular dated November 15,2019 (each,as amended and supplemented from time to time),including the documents incorporated by reference therein.You may access and review these documents on the InternalFilings Directory located on our Platform. TTD INVESTORS LLCFINANCIAL DATA DATE OF FORMATION * 120 PROJECTSI REVENUE '" - 0710112017 Value of Properties (!) TotalDebt (!) Completed Projects (!) Revenue (!) Unsold Inventory (!) Aged Inventory (!) Gross Margin % (!) PRINCIPAL Charles Brown FOCUS GROUNDFLOOR HISTORY * Loans Funded (!) Loans Repaid (!) HISTORICAL AVERAGES Completed Projects PerYear (!) .ending2019 Average Project Revenue (!) Single Family ].._o On Time Repayment (!) IN/A .lloII N/Al. l-Average ProjectAverage Total Time (!) Project Costs (!) I.._ N_AI .IIN/A THE COMPANY PLAYED NO ROLE IN THEPREPARATION OF ANY OF THE VALUATION SOURCES OR ANY OTHER MATERIALS PROVIDED BY THE BORROWER. WHILE WE BELIEVE THE DATA CONTAINED THEREIN IS HELPFUL,WE DO NOT USE IT AS THE SOLE BASIS FORA FUNDING DECISION.

Rate Purpose loan ToARV loan AmountInvestors loan PositionTotal oan Amount Repayment Terms BORROWER Purchase & F_ir_s_t _Li_e_n _JII $29 , 6 250 r--'Ba-.:l..o..l_o_n_p_a_y_m_e_n_t pri_n_ci_p_al_a_n_d_i_nte_r_est--, TRIAD SOLUTIONS SERVICES LLC Paul Mccarty - principal Renovation L . . returned on repayment!due at maturity. INVEST NOW Click here to view the LRO Agreement FINANCIAL OVERVIEW After Repair Value (ARV) (!) $427,000 TotalProject Costs (!) $335,250 GRADE FACTORS The followingfactors determine in part how the loan was graded: (in descending order of importance) loan To ARV Score (!) 10 Quality of ValuationReport4 Skin-in-the-Game (!)-10 location8 Borrower Experience 5 Borrower Commitment (!)1 0%----$39,000 Skin-in-the- Game (!) First l ien oan Cushion (!) VALUATION REPORTS As Complete (ARV) $427,000 Broker's Price Opinion Purchase Price (!) Purchase Date $273,000 08/21/2020 loan ToARV (!) loan To Total Project Cost (!) 69.4% 87.9% Borrower Provided Appraisal Borrower Provided Comps PROPERTY DESCRIPTION View larger map Address: 110 DEER PATH,SUMMERFIELD,NC 27358 The Borrower intends to use the loan proceeds to purchase and renovate the property. Upon compl etion,the Borrower intends to sell the property to repay the Groundfloor loan. Go gle Map data ®2020 Terms of Use Report a map error INVEST NOW Click here to view the LRO Agreement MISCELLANEOUS PROJECT SPECIFIC RISK FACTORS • The Borrower was advanced the money it needed to purchase this property on August 21, 2020 by Groundfloor Finance Inc.("Groundfloor "w e "us;'or "our") or a wholly-owned subsidiary of Groundfloor. The Borrower is now in possession of the property.If this offering is fully subscribed,Groundfloor will continue to administer and service the loan as further described in the Offering Circular. o The renovation of the property may be extensive,and therefore subject to delays and other unexpected issues. o The renovation will require permitting,and permits may not be obtained on time or may be denied. o Please consult the OfferingCircular for further discussion of general risk factors. CLOSING CONOITIONS o Loan is conditioned upon a clean title search and valid title insurance at the time of close. DEVElOPER FEES o We generally charge borrowers an origination fee (which typically ranges between 2% and 6% of the principal loan amount) and a servicing fee (which typically ranges between 0.5% and 2%) for our servi ces. • We do not take a "spread" on any part of the interest payments. • Borrowers may capitalize the cost of closing into the principal amount of their request. These closingcosts typically range from $500 to $1500. • Unless otherwise limited by applicable l aw,we will charge a penalty of up to 2% for any extension made to the Borrower.See "Fees and Related Expenses" in the Offering Circular SEC FiliNG INFORMATION • The seri es of LROs corresponding to this Project are offered pursuant to Post Qualification Amendment No.16 to the Offering Circular dated November 15, 2019 (each,as amended and supplemented from time to time),including the documents incorporated by reference therein. You may access and review these documents on the Internal Filings Directory located on our Platform. BORROWER SUMMARY UNLESSNOTED WITHA * ,INFORMATIONBELOW IS SUPPLIED BY THE BORROWER AND ISNOT VERIFIED. BORROWERS REPRESENTAND WARRANT THAT INFORMATION SUPPLIED IS ACCURATE. TRIAD SOLUTIONS SERVICES LLC FINANCIAL DATA Reportingdate:06/30/20 DATE OF FORMATION * 02/11/2019 PROJECTS I REVENUE Reportingperiod:2019 Gross Margin% (!) 28.0% Revenue (!) $469K IPRINCIPAL Paul Mccarty GROUNDFLOOR HISTORY * HISTORICAL AVERAGES Reportingperiod:three years ending 2019 FOCUS Compl eted Projects Average Project Ll1------'11° II2 II 3.5K Fix & Fiip Loans Funded (!) Loans Repaid (!) PerYear (!) Revenue (!) $16 On Time Repayment (!) IN/A Average Project Average Total --'II $119.5K Ll6_m_o_nt_hs_ THECOMPANYPlAYED NO ROLE IN THE PREPARATIONOF ANYOF THE VALUATION SOURCES ORANY OTHERMATERIALS PROVIDED BYTHE BORROWER.WHILE WE BELIEVE THE DATA CONTAINEDTHEREIN IS HELPFULWE DONOT USE IT AS THE SOLE BASISFOR A FUNDING DECISION.

RISK FACTORS

The following information updates and amends the information in the section titled “Risk Factors” beginning on page 10 of the Offering Circular:

Economic, social and other disruptions caused by outbreaks of viruses or other diseases may adversely affect the business and operations of Groundfloor Real Estate 1, which may adversely affect your investment in the Limited Recourse Obligation.

The business and operations of Groundfloor Real Estate 1 could be materially and adversely affected by the outbreak of health epidemics, including the spread of the novel coronavirus COVID-19, particularly if occurring in areas where Developers derive a significant amount of revenue or profit. While the impact of such an outbreak on the global economy is uncertain, such an event could significantly impact the real estate and fintech lending industries and severely disrupt the operations of Groundfloor Real Estate 1. Such event may also have a material adverse effect on the business, financial condition and results of operations of Groundfloor Real Estate 1, which could adversely affect your investment in the Limited Recourse Obligations.

DESCRIPTION OF THE BUSINESS OF GRE 1 AND OF GROUNDFLOOR FINANCE

Overview

GRE 1 and Groundfloor Finance

The following information updates and amends the information in the section titled “GRE 1 and Groundfloor Finance” beginning on page 30 of the Offering Circular:

Groundfloor Finance operates an online investment platform (the “Platform”) designed to source financing for real estate development projects. Through the Platform, investors can choose between multiple real estate development investment opportunities (each, a “Project”) and developers of the Projects (each, a “Developer”) can obtain financing. The Platform focuses on the commercial lending market for developers of residential and small commercial real estate projects that are not owned and occupied by the Developer. Proceeds from the loans are generally applied toward the Project’s acquisition and/or renovation or construction costs. Groundfloor Finance operates the Groundfloor Platform, facilitates due diligence and underwriting reviews, coordinates payment to and from investors and developers, manages loan advances, and administers, services and collects on the loans that it originates.

In connection with the Platform, Groundfloor Finance operates several subsidiaries with distinct functions. Subsidiaries help us isolate credit risks, legal risks, and other operational risks. This protects our investors, customers, and employees. Below is a list of our primary operating entities, including management structure, and function.

•	Groundfloor Finance Inc. (“GFI”). GFI is a Georgia corporation and is our main operating entity. It is managed by our executive team and governed by our board of directors (see “Management” section starting on page 33). GFI develops, owns, and operates the Groundfloor web platform, and associated technology IP.

•	Groundfloor Holdings GA LLC (“GFH”). GFH is a single member Georgia limited liability company. It is managed by GFI. It has access to a warehouse credit facility provided by ACM Alamosa DA LLC. Its sole purpose is to originate loans identified by its manager. It originates loans from its credit facility. Loans typically stay on its balance sheet for up to 30 days before being sold to GRE1 or GRE2.

•	Groundfloor Real Estate 1, LLC (“GRE1”). GRE1 is a single member Georgia limited liability company. It is managed by GFI and Nick Bhargava, Executive Vice President, Secretary, and Acting Chief Financial Officer of GFI. Its purpose is to select and acquire loans from GFH. Once loans have been identified for acquisition, GRE1 will sell Limited Recourse Obligations (LROs) to investors which correspond to the identified loan. It will use these funds to acquire and service the loan for the duration of the loan.

•	Groundfloor Real Estate 2, LLC (“GRE2”). GRE2 is a single member Georgia limited liability company. It is managed by GFI. Its purpose is to select and acquire loans from GFH. Once loans have been identified for acquisition, GRE2 will sell securities to institutional purchasers which correspond to the identified loan. It will use these funds to acquire and service the loan for the duration of the loan.

•	Groundfloor Properties GA, LLC (“GFGA”). GFGA is a single member Georgia limited liability company. It is managed by GFI. Its purpose is to manage distressed assets that have been acquired by affiliated companies in the course of exercising creditor rights. It conducts the majority of foreclosures that may be required by either GRE1 or GRE2.

MANAGEMENT DISCUSSION AND ANALYSIS

The following information updates and replaces the information in the section titled “Management Discussion and Analysis” beginning on page 78 of the Offering Circular:

You should read the following discussion in conjunction with our consolidated financial statements and the related notes and the section entitled “Description of the Company’s Business” elsewhere in this Offering Circular. This discussion contains forward-looking statements that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including but not limited to those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Overview

Groundfloor Finance maintains and operates the Groundfloor Platform for use by Groundfloor Finance and its subsidiaries, including GRE 1, to provide real estate development investment opportunities to the public. Originally formed as Fomentum Labs LLC, a North Carolina limited liability company, in January 2013, Groundfloor Finance converted into a North Carolina corporation on July 26, 2013 under the name GROUNDFLOOR Inc. Effective August 5, 2014, Groundfloor Finance changed the domiciliary state of the corporation to Georgia under the name Groundfloor Finance Inc.

LRO Program

Groundfloor Finance began offering LROs through the Groundfloor Platform in September 2015 pursuant to an offering statement (File No. 024-10440) that was qualified on August 31, 2015. Groundfloor Finance subsequently qualified two additional offering statements: the second (File No. 024-10488) was qualified on October 29, 2015 and the third (File No. 024-10496) was qualified on December 15, 2015. Beginning in mid-January 2016, Groundfloor Finance began qualifying additional series of LROs through PQAs to the offering statement qualified on December 15, 2015. Groundfloor Finance (or its affiliates) may from time to time elect to offer and sell LROs pursuant to other exemptions from federal and state registration requirements. From May through June 2017, Groundfloor Real Estate 1, LLC (“GRE 1”), a wholly-owned subsidiary of Groundfloor Finance, offered LROs through the Groundfloor Platform pursuant to an offering statement (File No. 024-10670) that was qualified that same month. In January 2018, Groundfloor Finance’s offering circular (File No. 024-024-10753) was qualified by the SEC under Tier 2 of Regulation A.

Status of LROs Across Groundfloor Entities

Table 1:

Total Loans Currently Repaid 12/31/2019	A	B	C	D	E	F	G
Loans Paid at or Before Maturity (1)	80	129	236	98	5	0	0
Loans Paid Following Workout (2)	1	26	50	20	2	0	1
Loans Paid Following Fundamental Default (3)	3	17	29	13	0	1	0

(1)	Loans paid at or before maturity have paid in full with all interest due through the date of repayment.

(2)	Loans paid following workout have paid in full, past the dated maturity, but with all interest due through the date of repayment.

(3)	Loans paid after fundamental default have paid without full interest, partial principal, and / or full principal loss.

Other than the defaults referenced above, Groundfloor is not aware of any adverse business developments that have occurred in the course of its operations.

GRE 1

Results of Operations

Summary Financial Information

The consolidated statements of operations data set forth below with respect to the fiscal year ended December 31, 2019 and December 31, 2018 are derived from, and are qualified by reference to, the consolidated financial statements included in this Offering Circular and should be read in conjunction with those financial statements and notes thereto.

Fiscal Year Ended December 31, 2019 and 2018

	For the year ended December 31,
	2019	2018
Loan servicing revenue	$7,045	$5,200
Net interest income:
Interest income	-	95,899
Interest expense	-	(95,899)
Net interest income	-	-
Net revenue	7,045	5,200
Cost of revenue	-	3,250
Gross profit	7,045	1,950
Operating expenses:
General and administrative	7,045	1,950
Total operating expenses	7,045	1,950
Income from operations	-	-
Net income	$-	$-

Our consolidated financial statements for the years ended December 31, 2019 include a going concern note from our auditors. Since Groundfloor’s inception, Groundfloor has financed its operations through debt and equity financings. Groundfloor intends to continue financing its activities and working capital needs largely from private financing from individual investors and venture capital firms until such time that funds provided by operations are sufficient to fund working capital requirements.

Net Revenue

Net revenue for the years ended December 31, 2019 and 2018 was $7.0 thousand and $5.2 thousand, respectively. The Company serviced 2 and 7 developer loans during the years ended December 31, 2019 and 2018, respectively. Loan servicing revenue are fees incurred in servicing the developer’s loan.

Gross Profit

Gross profit for the years ended December 31, 2019 and 2018 was $7.0 thousand and $2.0 thousand, respectively. The increase in gross profit was due to an increase of $1.8 thousand in net revenue, coupled with an decrease in cost of revenue of $3.0 thousand. Cost of revenue consists primarily of vendor costs associated with facilitating and servicing loans.

General and Administrative Expense

General and administrative expense for the years ended December 31, 2019 and 2018 were $7.0 thousand and $2.0 thousand, respectively, a decrease of $3.2 thousand or 61.8%. General and administrative expenses consists primarily of management fees charged by Parent in reimbursement of servicing costs paid by Parent.

Net Income

Net income for the years ended December 31, 2019 and 2018 was $0 and $0, respectively.

Liquidity and Capital Resources

The consolidated financial statements included in this Offering Circular have been prepared assuming that Parent will continue as a going concern; however, the conditions discussed below raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should Parent be unable to continue as a going concern.

The Company has retained earnings as of December 31, 2019 and 2018, of $0. Since our inception, the Company has financed its operations through debt and equity financing from various sources. The Company is dependent upon raising additional capital or seeking additional equity financing to fund its current operating plans for the foreseeable future. Failure to obtain sufficient equity financing and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect our ability to achieve its business objectives and continue as a going concern. Further, there can be no assurance as to the availability or terms upon which the required financing and capital might be available.

	For the year ended December 31, 2019	For the year Ended December 31, 2018
Operating activities	$(7,045)	$-
Investing activities	23,569	2,757,421
Financing activities	(34,924)	(3,126,721)
Net (decrease) in cash	$(18,400)	$(369,300)

Net cash used in operating activities for the years ended December 31, 2019 and 2018 was $7.0 thousand and $0, respectively. Net cash used in operating activities includes loan servicing costs.

Net cash provided by investing activities for the years ended December 31, 2019 and 2018, was $23.6 thousand and $2.8 million, respectively. Net cash provided by investing activities primarily represents repayment of loans to developers and proceeds from sales of properties held for sale.

Net cash used in financing activities for the years ended December 31, 2019 and 2018, was $34.9 thousand and $3.1 million, respectively. Net cash used in financing activities primarily represents proceeds from the issuance of LROs to investors through the Groundfloor Platform offset by repayments of LROs to investors.

Material Trends, Events, and Uncertainties

Despite COVID-19, funding of draws on outstanding loans to developers has remained relatively steady in March through the end of May 2020, as much of the Southeast United States, where our borrower projects are concentrated, did not require cessation of construction projects. To date, we have not had significant difficulty funding our operations through LRO offerings, other Regulation A offerings, and other financing sources. We continue to see adequate credit performance in our Loan portfolio, and see robust demand for Loans by commercial borrowers. Our retail investment channel continues to invest in LROs on our platform and we continue to sell a relatively small number of loans to institutional purchasers. Moreover, our technology platform has enabled the Company to deploy a work from home environment for its employees, such that work continues more or less normally.

As a result, the Company has not yet experienced material changes in the funding amounts provided to developers due to material trends, events and uncertainties, including COVID-19. However, if the economic impacts of COVID-19 are sustained through the summer of 2020 and into the fall of 2020, our business may be materially impacted. As of the date of this Offering Circular, the extent to which the COVID-19 pandemic may materially impact the amounts of funding provided to developers and the Company’s financial condition, liquidity or results of operations is uncertain.

Results of Operations

Summary Financial Information

The consolidated statements of operations data set forth below with respect to the fiscal years ended December 31, 2018 and December 31, 2017 are derived from, and are qualified by reference to, the consolidated financial statements included in this Offering Circular and should be read in conjunction with those financial statements and notes thereto.

Fiscal Year Ended December 31, 2018 and 2017

	For the year ended December 31,
	2018	2017
Loan servicing revenue	$5,200	$16,400
Net interest income:
Interest income	95,899	216,437
Interest expense	(95,899)	(216,437)
Net interest income	-	-
Net revenue	5,200	16,400
Cost of revenue	3,250	10,250
Gross profit	1,950	6,150
Operating expenses:
General and administrative	1,950	5,100
Total operating expenses	1,950	5,100
Income from operations	-	1,050
Net income	$-	$1,050

Our consolidated financial statements for the years ended December 31, 2018 include a going concern note from our auditors. Since Groundfloor’s inception, Groundfloor has financed its operations through debt and equity financings. Groundfloor intends to continue financing its activities and working capital needs largely from private financing from individual investors and venture capital firms until such time that funds provided by operations are sufficient to fund working capital requirements.

Net Revenue

Net revenue for the years ended December 31, 2018 and 2017 was $5.2 thousand and $16.4 thousand, respectively. The Company serviced 7 and 33 developer loans during the years ended December 31, 2018 and 2017, respectively. Loan servicing revenue are fees incurred in servicing the developer’s loan.

Gross Profit

Gross profit for the years ended December 31, 2018 and 2017 was $2.0 thousand and $5.1 thousand, respectively. The decrease in gross profit was due to $11.2 thousand in less net revenue, coupled by an decrease in cost of revenue of $7.0 thousand. Cost of revenue consists primarily of vendor costs associated with facilitating and servicing loans.

General and Administrative Expense

General and administrative expense for the years ended December 31, 2018 and 2017 were $2.0 thousand and $5.1 thousand, respectively, a decrease of $3.2 thousand or 61.8%. General and administrative expenses consists primarily of management fees charged by GROUNDFLOOR.

Net Income

Net income for the years ended December 31, 2018 and 2017 was $0 and $1.0 thousand, respectively, a net income decrease of $1.0 thousand.

Liquidity and Capital Resources

The consolidated financial statements included in this Offering Circular have been prepared assuming that Groundfloor will continue as a going concern; however, the conditions discussed below raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should Groundfloor be unable to continue as a going concern.

Groundfloor incurred a net loss for the years ended December 31, 2018 and December 31, 2017, and have an accumulated deficit as of December 31, 2018 of $17.6 million. Since our inception, Groundfloor have financed our operations through debt and equity financing from various sources. Groundfloor are dependent upon raising additional capital or seeking additional equity financing to fund our current operating plans for the foreseeable future. Failure to obtain sufficient equity financing and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect our ability to achieve its business objectives and continue as a going concern. Further, there can be no assurance as to the availability or terms upon which the required financing and capital might be available.

	For the year ended December 31, 2018	For the year Ended December 31, 2017
Operating activities	$-	$-
Investing activities	2,757,421	(2,743,606)
Financing activities	(3,126,721)	3,133,006
Net (decrease) increase in cash	$(369,300)	$389,400

Net cash used in operating activities for the years ended December 31, 2018 and 2017 was $0. Net cash used in operating activities includes interest income and interest expense accrued for loans and LROs, respectively.

Net cash provided by investing activities for the years ended December 31, 2018 was $2.8 million and net cash used in investing activities for the years ended December 31, 2017 was $2.7 million, respectively. Net cash provided by investing activities primarily represents repayment of loans to developers. Net cash used in investing activities primarily represents loan payments to developers offset by the repayment of loans to developers.

Net cash used in financing activities for the years ended December 31, 2018 was $3.1 million and net cash provided by financing activities for the years ended December 31, 2017 was $3.1 million. Net cash provided by financing activities primarily represent repayments of LROs to investors. Net cash used in financing activities primarily represents proceeds from the issuance of LROs to investors through the Groundfloor Platform offset by repayments of LROs to investors.

Groundfloor Finance

Overview

Groundfloor Finance Inc. (“Groundfloor” or “Groundfloor Finance”) maintains and operates the Groundfloor Platform for use by us and Groundfloor subsidiaries to provide real estate development investment opportunities to the public. Groundfloor was originally organized as a North Carolina limited liability company under the name of Fomentum Labs LLC on January 28, 2014. Fomentum Labs LLC changed its name to Groundfloor LLC on April 26, 2014, and converted into a North Carolina corporation on July 26, 2014. In connection with this conversion, all equity interests in Groundfloor LLC were converted into shares of our common stock. Effective August 5, 2015, Groundfloor changed its domiciliary state to Georgia under the name Groundfloor Finance Inc. The unaudited condensed consolidated financial statements include Groundfloor’s wholly-owned subsidiaries, including Groundfloor GA (as defined below), which was created for the purpose of financing real estate properties in Georgia, Holdings, which was created for the purpose of facilitating our loan advance program by entering into the Revolver, and GRE 1, which sold and issued LROs through the Groundfloor Platform from May to July 2017.

Summary Financial Information of Groundfloor Finance

The consolidated statements of operations data set forth below with respect to the fiscal years ended December 31, 2019 and December 31, 2018 are derived from, and are qualified by reference to, the consolidated financial statements included in this Offering Circular and should be read in conjunction with those financial statements and notes thereto.

	Year Ended December 31, 2019	Year Ended December 31, 2018
Operating revenue:
Origination fees	$2,748,150	$1,183,583
Loan servicing revenue	1,964,284	988,203
Total operating revenue	4,712,434	2,171,786
Net interest income:
Interest income	6,323,801	3,178,629
Interest expense	(4,633,122)	(2,460,454)
Net interest income	1,690,679	718,175
Net revenue	6,403,113	2,889,961
Cost of revenue	(779,756)	(423,776)
Gross profit	5,623,357	2,466,185
Operating expenses:
General and administrative	2,514,202	1,736,515
Sales and customer support	2,939,149	2,456,875
Development	1,125,071	1,006,840
Regulatory	208,874	193,538
Marketing and promotions	1,515,558	2,169,567
Total operating expenses	8,302,854	7,563,335
Loss from operations	(2,679,497)	(5,097,150)
Interest expense	1,157,769	1,003,505
Net loss	$(3,837,266)	$(6,100,655)

Funding Loan Advances

To date, the Company has entered into four financial arrangements designed to facilitate Loan advances.

In November 2016, the Company entered into the Revolver credit facility to fund Loan advances (as defined below). The terms of the credit facility are as follows: Interest accrues at the greater of 10.0% per annum or the weighted average annual interest rate of the Loans then held by Holdings which have been originated with proceeds from the credit facility. The revolving credit facility was originally limited to $1.5 million with an option to increase the limit to $15.0 million (under certain circumstances). As of December 31, 2019 the capacity is $10.5 million and the maturity date is November 2, 2020, and is extendable for another additional year. The Company has given a corporate guaranty to Revolver Capital, now ACM Alamosa DA LLC, as additional support for the credit facility. ACM Alamosa DA LLC will also have a lien on the general assets of Holdings—which is made up exclusively of Loans that Holdings has originated. However, only Holdings, and its successors and assigns, are identified as a secured party in any documentation used to secure the advanced Loans. At no point will Holdings hold (or provide ACM Alamosa DA LLC a securities interest in) any Loan for which LROs have been issued.

When Holdings is not able to draw sufficient funds from this credit facility fast enough, the Company may elect to provide Holdings with a short term, non-interest bearing, full recourse loan using its operational capital to fund advances.

On January 11, 2017, Groundfloor entered into the ISB Note (as defined below) for a principal sum of $1.0 million, which was subsequently increased to $2.0 million, for the purpose of using the proceeds for our loan advance program, but may use the proceeds for other purposes in our sole discretion. The outstanding principal and accrued interest on the ISB Note were repaid in full in September 2019.

Starting in November 2018 and continuing throughout 2019, Groundfloor entered into various GROUNDFLOOR Notes, secured promissory notes, with accredited investors. The GROUNDFLOOR Notes are used for the purpose of the Company to originate, buy, and service loans for the purpose of building, buying, or rehabilitating single family and multifamily structures, or buying land for commercial purposes. The principal outstanding as of December 31, 2019 was $6.8 million.

In November and December 2019, Groundfloor entered into various short-term, secured promissory notes with accredited investors. Proceeds from the notes are used by the Company for originating, buying, and servicing loans to developers for the purpose of building, buying, and rehabilitating single family and multifamily structures, or buying land for commercial purposes. The aggregate principal outstanding of these loans as of December 31, 2019, was $1.3 million.

Financial Position and Operating History

In connection with their audit for the years ended December 31, 2019 and December 31, 2018, our auditors raised substantial doubt about our ability to continue as a going concern due to our losses and cash outflows from operations. To strengthen our financial position, Groundfloor have continued to raise additional funds through convertible debt and equity offerings.

Groundfloor has a limited operating history and have incurred a net loss since our inception. Our net loss was $3.8 million for the year ended December 31, 2019. To date, Groundfloor has earned limited revenues from origination and servicing fees charged to borrowers in connection with the loans made by the Company and its wholly-owned subsidiaries GRE 1 and Groundfloor GA corresponding to the LROs and Georgia Notes. Groundfloor has funded our operations primarily with proceeds from our convertible debt and preferred stock issuances, which are described below under “Liquidity and Capital Resources”. Over time, Groundfloor expects that the number of borrowers and lenders, and the volume of loans originated through the Groundfloor Platform, will increase and generate increased revenue from borrower origination and servicing fees.

The proceeds from the sale of LROs described in this Offering Circular will not be used to directly finance our operations. Groundfloor will use the proceeds from sales of LROs exclusively to originate the Loans that correspond to the corresponding series of LROs sold to investors. However, Groundfloor collects origination and servicing fees on Loans Groundfloor is able to make to Developers, which Groundfloor recognizes as revenue. The more Loans Groundfloor is able to fund through the proceeds of our offerings, the more fee revenue Groundfloor will make. With increased fee revenue, our financial condition will improve. However, Groundfloor does not anticipate this increased fee revenue to be able to fully support our operations through the next twelve months.

Groundfloor’s operating plan calls for a continuation of the current strategy of raising equity and, in limited circumstances, debt financing to finance its operations until Groundfloor reach profitability and become cash-flow positive, which Groundfloor does not expect to occur before 2020. Groundfloor’s operating plan calls for significant investments in website development, security, investor sourcing, loan processing and marketing, and for several rounds of equity financing before Groundfloor reaches profitability.

Groundfloor completed its Series A Financing in December 2015, through which Groundfloor raised an aggregate of approximately $5.0 million (including the cancellation of the 2015 Bridge Notes (as defined below). Groundfloor raised an aggregate of $2.1 million as of December 31, 2017 through Groundfloor’s 2017 Note Financing (as defined below). Groundfloor has raised approximately $4.2 million in a 2018 Common Stock Offering and $3.1 million in a 2019 Common Stock Offering, as well as $3.6 million through Groundfloor’s 2019 Note Offering, in order to fund operations. See “Liquidity and Capital Resources” below.

Results of Operations

Fiscal Year Ended December 31, 2019 and 2018

	For the year ended December 31, 2019	For the year ended December 31, 2018
Non-interest revenue:
Origination fees	$2,748,150	$1,183,583
Loan servicing revenue	1,964,284	988,203
Total operating revenue	4,712,434	2,171,786
Net interest income:
Interest income	6,323,801	3,178,629
Interest expense	(4,633,122)	(2,460,454)
Net interest income	1,690,679	718,175
Net revenue	6,403,113	2,889,961
Cost of revenue	(779,756)	(423,776)
Gross profit	5,623,357	2,466,185
Operating expenses:
General and administrative	2,514,202	1,736,515
Sales and customer support	2,939,149	2,456,875
Development	1,125,071	1,006,840
Regulatory	208,874	193,538
Marketing and promotions	1,515,558	2,169,567
Total operating expenses	8,302,854	7,563,335
Loss from operations	(2,679,497)	(5,097,150)
Interest expense	1,157,769	1,003,505
Net loss	$(3,837,266)	$(6,100,655)

Net Revenue

Net revenue for the years ended December 31, 2019 and 2018 was $6.4 million and $2.9 million, respectively. The Company facilitated the origination of 646 and 325 developer loans during the years ended December 31, 2019 and 2018, respectively. Origination fees and loan servicing revenue was earned through the origination of developer loans. Origination fees are determined by the term and credit risk of the developer loan and range from 1.0% to 6.0%. The fees are deducted from the loan proceeds at the time of issuance. Loan servicing revenue are fees incurred in servicing the developer loans. Additionally, Groundfloor incurred net interest income during the loan advance period. The increase in net interest income is due to the increase in overall portfolio size as the Company originated 99% more loans than the previous period. Groundfloor expects operating revenue to increase as its loan application and processing volume increases.

Gross Profit

Gross profit for the years ended December 31, 2019 and 2018 was $5.6 million and $2.5 million, respectively. The increase in gross profit was due to $3.5 million in additional net revenue, offset by an increase in cost of revenue of $0.3 million. Cost of revenue consists primarily of payment processing and vendor costs associated with facilitating and servicing loans. Groundfloor expects gross profit to increase as its loan application and processing volume increases.

General and Administrative Expense

General and administrative expense for the years ended December 31, 2019 and 2018 were $2.5 million and $1.7 million, respectively, an increase of $0.8 million or 41.3%. General and administrative expenses consists primarily of employee compensation cost, professional fees, consulting fees and rent expense. The increase was driven primarily by additional employees added in 2019, and secondarily by higher rent expense attributable to a full year in a new office space. Groundfloor expects general and administrative expense will continue to increase due to the planned investment in business infrastructure required to support its growth.

Sales and Customer Support

Sales and customer support expense for the years ended December 31, 2019 and 2018 were $2.9 million and $2.5 million, respectively, an increase of $0.4 million or 19.6%. Sales and customer support expense consists primarily of employee compensation cost. The increase was primarily due to an increase in compensation related to increased headcount during the year to build out the sales and origination functions to support current and future growth. Groundfloor expect sales and customer support expense will continue to increase due to the planned investment in developer acquisition and customer support required to support its growth.

Development Expense

Development expense for the years ended December 31, 2019 and 2018 were $1.2 million and $1.0 million, respectively, an increase of $0.2 million or 17.8%. Development expense consists primarily of employee compensation cost and the cost of subcontractors who work on the development and maintenance of our website and lending platform. The increase was primarily due to increases in compensation cost related to increased headcount. Groundfloor expects development expense will continue to increase due to the planned investments in our website and lending platform required to support our technology infrastructure as Groundfloor grows.

Regulatory Expense

Regulatory expense for the years ended December 31, 2019 and 2018 were $0.2 million, respectively. Regulatory expense consists primarily of legal fees and compensation cost required to maintain SEC and other regulatory compliance. Groundfloor did not pursue additional regulatory paths during the year-ended December 31, 2019 and 2018 and therefore fees remained consistent to the prior period. Groundfloor expects regulatory expense may increase due to the additional expense related to qualifying our offerings with the SEC, including our transition to Tier 2 under Regulation A, which will require complying with ongoing reporting requirements with the SEC and certain filing fees with applicable state regulatory authorities.

Marketing and Promotions Expense

Marketing and promotions expense for the years ended December 31, 2019 and 2018 were $1.5 million and $2.2 million, respectively, a decrease of $0.7 million or 30.1%. Marketing and promotions expense consists primarily of consulting expense, compensation cost as well as promotional and advertising expense. The decrease was primarily due to a decrease in investor and borrower acquisition, which drove a decrease of $0.4 million in advertising and promotions. Groundfloor expects that marketing and promotions expense will increase due to the planned investment in investor and developer acquisition activities required to support its growth.

Interest Expense

Interest expense for the year ended December 31, 2019 and 2018, excluding interest paid on limited recourse obligations and GROUNDFLOOR Notes, was $1.2 million and $1.0 million, respectively, an increase of $0.2 million. The company incurred $0.8 million in interest expense warehousing loans on the Revolver. Cash paid for interest on the Revolver was $0.8 million in the year ended December 31, 2019. Interest expense related to the 2017 Subordinated Convertible Notes and 2019 Subordinated Convertible Notes (as defined below) of $0.1 million was recognized during the year ended December 31, 2019. Interest expense related to the 2017 ISB Note of $0.2 million was recognized during the year end December 31, 2019. Cash paid for interest related to the 2017 ISB Note was $0.2 million for the year ended December 31, 2019. Interest expense related to various other short-term notes issued in late 2019 was less than $0.1 million during the year ended December 31, 2019, and is accrued in “Accounts payable and accrued expenses” as of December 31, 2019.

Net Loss

Net loss for the years ended December 31, 2019 and 2018 was $3.8 million and $6.1 million, respectively, a net loss decrease of $2.3 million or 37.1%. Gross profit increased $3.1 million or 124.0% in 2019 relative to 2018, while operating expenses increased only $0.7 million or 9.8% over the same period, reflecting that the Company’s investments in its workforce, brand, and technology in prior years have driven higher revenues and gross profit in the current year. Operating expenses for the years ended December 31, 2019 and 2018 were $8.3 million and $7.6 million, respectively. Operating expenses consist primarily of compensation cost, legal fees, consulting and subcontractor cost as well as advertising and promotional expense. The increase was primarily due to higher compensation cost as Groundfloor added more staff to support business growth, increased consulting expense related to marketing operations, increased professional service fees and increased software development expense.

Liquidity and Capital Resources

The consolidated financial statements included in this Offering Circular have been prepared assuming that Groundfloor will continue as a going concern; however, the conditions discussed below raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should Groundfloor be unable to continue as a going concern.

Groundfloor incurred a net loss for the years ended December 31, 2019 and December 31, 2018, and have an accumulated deficit as of December 31, 2019 of $21.5 million. Since our inception, Groundfloor have financed our operations through debt and equity financing from various sources. Groundfloor are dependent upon raising additional capital or seeking additional equity financing to fund our current operating plans for the foreseeable future. Failure to obtain sufficient equity financing and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect our ability to achieve its business objectives and continue as a going concern. Further, there can be no assurance as to the availability or terms upon which the required financing and capital might be available.

	For the year ended December 31, 2019	For the year Ended December 31, 2018
Operating provided by (used in) activities	$769,848	$(5,130,539)
Investing used in activities	(40,097,871)	(18,671,601)
Financing provided by activities	39,957,827	23,517,362
Net increase (decrease) in cash	$629,804	$(284,778)

Net cash provided by operating activities for the year ended December 31, 2019 was $0.8 million and net cash (used in) for the year ended December 31, 2018 was $5.1 million. Net cash provided by (used in) operating activities funded salaries, expense for contracted marketing, development and other professional service providers and expense related to sales and marketing initiatives.

Net cash used in investing activities for the years ended December 31, 2019 and 2018 was $40.1 million and $18.7 million, respectively. Net cash used in investing activities primarily represents loan payments to developers offset by the repayment of loans to developers.

Net cash provided by financing activities for the years ended December 31, 2019 and 2018 was $40.0 million and $23.5 million, respectively. Net cash provided by financing activities primarily represents proceeds from the issuance of Georgia Notes and LROs to investors through the Groundfloor Platform, proceeds from the 2019 Common Stock Offering and issuance of convertible notes, offset by repayments of Georgia Notes and LROs to investors.

Groundfloor issued and sold 91,259 shares Series Seed Preferred Stock at an initial closing on December 5, 2014 (the “Series Seed Initial Closing”), for total proceeds of $475 thousand, pursuant to the Series Seed Preferred Stock Purchase Agreement (the “Series Seed Purchase Agreement”), dated December 5, 2014 between us and the investors named therein (the “Series Seed Investors”). In addition, at the Series Seed Initial, the entire unpaid principal and interest outstanding under certain previously-issued convertible promissory notes converted into 276,391 additional shares of Series Seed Preferred Stock. Groundfloor issued and sold an aggregate of 201,146 additional shares of Series Seed Preferred Stock, for total proceeds of $1.1 million, at subsequent closings on April 1, 2015, May 12, 2015 and August 31, 2015 (collectively, the “Series Seed Subsequent Closings” and together, with the Series Seed Initial Closing, the “Series Seed Financing”). Pursuant to the Series Seed Purchase Agreement, the Company sold each share of Series Seed Preferred Stock for $5.205 per share. In connection with the Series Seed Financing, Groundfloor also entered into an Investors’ Rights Agreement with the Series Seed Investors and certain holders of our common stock, which was subsequently amended and restated in connection with the Series A Financing. The shares of Series Seed Preferred Stock were offered and sold pursuant to the federal exemption from registration set forth in Rule 506 of Regulation D under the Securities Act. The Series Seed Financing terminated following the final Series Seed Subsequent Closing and Groundfloor does not intend to sell any additional shares of Series Seed Preferred Stock.

During November 2015, Groundfloor entered into promissory notes with investors for total proceeds of $250 thousand (the “2015 Bridge Notes”). The notes incur interest at the rate of 12% per annum. The outstanding principal and all accrued but unpaid interest was due and payable on the earlier of May 5, 2016 or the closing of an equity financing with gross proceeds of at least $4.3 million. The 2015 Bridge Notes and all accrued but unpaid interest thereunder were cancelled as consideration for 37,561 shares of Series A Preferred Stock in connection with the Series A Initial Closing. The notes were offered and sold pursuant to the federal exemption from registration set forth in Rule 506 of Regulation D under the Securities Act. The 2015 Bridge Notes Financing terminated with the closing of the Series A Financing.

In addition, Groundfloor issued and sold 709,812 shares of Series A Preferred Stock at an initial closing on November 24, 2015 and subsequent closings through December 2015, for total gross proceeds of approximately $4.7 million, pursuant to the Series A Preferred Stock Purchase Agreement. Pursuant to the Series A Purchase Agreement, the Company sold each share of Series A Preferred Stock for $6.69 per share. The shares of Series A Preferred Stock were offered and sold pursuant to the federal exemption from registration set forth in Rule 506 of Regulation D under the Securities Act. The Series A Financing terminated in December 2015 and Groundfloor does not intend to sell any additional shares of Series A Preferred Stock.

On November 1, 2016, Holdings, the Company’s wholly-owned subsidiary, as borrower, entered into a revolving credit facility (the “Revolver”) with Revolver Capital. The credit agreement (the “Credit Agreement”) provides for revolving loans up to a maximum aggregate principal amount of $1.5 million (the “Revolving Credit Commitments”). The Revolver will be used for bridge funding of underlying loans pending approval from the SEC. The term of the Revolver was extended in October 2017 and will mature on April 4, 2019.

On November 11, 2016, the Company entered into a First Amendment to the Credit Agreement, which amended the Credit Agreement to increase the Revolving Credit Commitments thereunder from $1.5 million to $2.5 million. On December 21, 2016, the Company entered into a Second Amendment to the Credit Agreement, which amended the Credit Agreement to increase the Revolving Credit Commitments thereunder from $2.5 million to $3.5 million. On April 7, 2017, the Company entered into a Third Amendment to the Credit Agreement, which increased the Revolving Credit Commitments thereunder from $3.5 million to $4.5 million. The other terms of the credit facility remain unchanged.

On April 4, 2018, the Credit Agreement dated as of November 2, 2016, as amended by the First Amendment as of November 14, 2016, the Second Amendment dated as of February 22, 2017 and the Third Amendment dated as of April 7, 2017, was assigned to ACM Alamosa DA LLC. The Company and the lender agreed to amend and restate the Original Credit Agreement in its entirety. The other terms of the credit facility remain unchanged.

On September 18, 2018, the Company increased the Revolving Credit Commitments thereunder from $4,500,000 to $5,500,000. In connection with the increase the Company paid a $10,000 commitment fee, which is capitalized and amortized over a twelve-month period. The other terms of the credit facility remain unchanged.

On August 8, 2019, the Company increased the Revolving Credit Commitments thereunder from $5,500,000 to $8,500,000. In connection with the increase the Company paid a $30,000 commitment fee, which is capitalized and amortized over a twelve-month period. The other terms of the credit facility remain unchanged.

On October 1, 2019, the Company increased the Revolving Credit Commitments thereunder from $8,500,000 to $10,500,000. In connection with the increase the Company paid a $20,000 commitment fee, which is capitalized and amortized over a twelve-month period. The other terms of the credit facility remain unchanged.

As of December 31, 2019, the Company had $7,000 of available borrowings and $10.5 million outstanding under the Revolver as presented within revolving credit facility on the consolidated balance sheets. As of December 31, 2019 and 2018, the Company reflected $33,000 and $7,000, respectively, of deferred financing cost related to the Revolver as a reduction to the revolving credit facility on the consolidated balance sheets.

On January 11, 2017, Groundfloor entered into the ISB Note in favor of ISB for a principal sum of $1.0 million. Groundfloor paid to ISB an origination fee of $10 thousand concurrently with the funding by ISB of the principal of the ISB Note. Groundfloor subsequently entered into an amendment to the ISB Note extending the repayment schedule in return for a $5 thousand amendment fee, a second amendment increasing the principal amount outstanding to $2.0 million for a $30 thousand amendment fee, and a third amendment further extending the repayment schedule among other terms described below in return for a $10 thousand amendment fee.

The ISB Note incurs interest at the rate of 8% per annum from January 11, 2017 until September 30, 2017 and 14% per annum from October 1, 2017 until payment in full of the ISB Note, in each case calculated on the basis of a 360-day year for the actual number of days elapsed. The ISB Note must be repaid as follows: (i) $250,000, plus any accrued but unpaid interest thereon, was due and payable on June 30, 2017, (ii) $250,000, plus any accrued but unpaid interest thereon, is due and payable on March 31, 2019, (iii) $500,000, plus any accrued but unpaid interest thereon, is due and payable on June 30, 2019, (iv) $500,000, plus any accrued but unpaid interest thereon, is due and payable on September 30, 2019, and (v) any remaining outstanding principal amount, plus any remaining accrued but unpaid interest, is due and payable on December 31, 2019. As of the date hereof, the principal sum of $1.8 million remains outstanding.

The ISB Note includes certain financial covenants related to the Company’s quarterly financial results and operating capital. The ISB Note is subject to customary event of default provisions. Upon the occurrence of any event of default, the interest rate under the ISB Note shall increase by 7%. As collateral security for the ISB Note, Groundfloor granted to ISB a first priority security interest in all of its assets, subject to certain exceptions. Among other things, the security interest specifically excludes (i) any assets serving as collateral for the Company’s credit facility with Revolver Capital; (ii) any Loans for which a series of LROs has been issued, regardless of whether such Loans and corresponding series of LROs have been originated and issued by us or one of our subsidiaries; and (iii) the equity interest in any subsidiary formed by us for the sole purpose of issuing Loans and corresponding series of LROs.

In connection with the third amendment to the ISB Note, the Company agreed to issue to ISB a warrant for the purchase of shares of our common stock on the first day of each quarter commencing on October 1, 2017 until the ISB Note is repaid in full for the purchase of the following number of shares: (i) for each quarter until and including the first quarter of 2019, 4,000 shares of common stock; (ii) for the second quarter of 2019, 3,500 shares of common stock, (iii) for the third quarter of 2019, 2,300 shares of common stock; and (iv) for the fourth quarter of 2019, 1,100 shares of common stock.

On April 1, 2019, the 2017 Note was amended and restated for a fee of $10,000, to be deferred and amortized over the life of the 2017 Note. The stated interest rate under the amended and restated promissory note and security agreement (“Restated Note”) was increased to 14%. Under the terms of the Restated Note, $50,000 of the principal amount plus any accrued but unpaid interest thereon was due and payable commencing on April 30, 2019, and each month thereafter; $1.0 million of the principal amount plus any accrued but unpaid interest was due and payable on September 30, 2019; and any remaining outstanding principal and accrued interest was due and payable on December 31, 2020. The agreement states that the Company may prepay the 2017 Note without premium or penalty.

In 2019, the Company made five payments of principal and accrued interest as outlined in the Restated Note agreement. The Company then prepaid the outstanding principal on the Restated Note in full, with accrued interest, on September 24, 2019.

As of December 31, 2019, there was no remaining balance outstanding on the Company’s Consolidated Balance Sheets. Amortization of deferred financing costs related to the 2017 ISB Note was $25,000 for the year ended December 31, 2019. Amortization of the related debt discount was $223,000 for the year ended December 31, 2019.

From March 2017 to December 2017, Groundfloor issued subordinated convertible notes (the “Subordinated Convertible Notes”) to investors for total proceeds of $2.1 million (the “2017 Note Financing”). On October 27, 2017, the Company entered into amendments to the outstanding Subordinated Convertible Notes and related Subordinated Convertible Promissory Note Purchase Agreement raising the principal amount of Subordinated Convertible Notes that may be sold to $2.0 million, extending the maturity date, and allowing the Subordinated Convertible Notes, at the option of the holders, to convert outstanding principal and accrued but unpaid interest into shares of the Company’s common stock as described below. In November 2017, Groundfloor issued Subordinated Convertible Notes to investors for additional proceeds of $675 thousand. Furthermore, in December 2017, Groundfloor oversubscribed and issued Subordinated Convertible Notes to investors for additional proceeds of $550 thousand. The notes incur interest at the rate of 8% per annum. The outstanding principal and all accrued but unpaid interest is due and payable on the earlier of September 30, 2019 or the consummation of a sale of the Company by consolidation, merger, change of majority ownership, or sale or other disposition of all or substantially all of the assets of the Company (the “Maturity Date”). In the event of a closing of a preferred stock financing with gross proceeds of at least $8.0 million (“Qualified Preferred Financing”) prior to the Maturity Date, the outstanding principal and all accrued but unpaid interest would become automatically converted into shares of our preferred stock issued in the financing at a price per share equal to 75% of the price per share of the preferred stock financing. In the event of a closing of a common stock financing under Regulation A with gross proceeds of at least $3.0 million (“Qualified Common Financing”) prior to the Maturity Date, then each holder may elect, in its discretion, to convert the outstanding principal and all accrued but unpaid interest into shares of our common stock issued in the financing at a price per share equal to 90% of the price per share of the common stock financing. The indebtedness represented by the Subordinated Notes is subordinated in all respects to the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement, and other amounts due in connection with the Revolver and ISB Note.

On February 9, 2018, Groundfloor launched an offering of our common stock under Tier 2 of Regulation A pursuant to an offering statement on Form 1-A qualified by the SEC (the “2018 Common Stock Offering”). As described in this Offering Circular, Groundfloor is offering up to 500,000 shares of our common stock at $10 per share, with a minimum investment of $100, or 10 shares of common stock. The aggregate initial offering price of our common stock will not exceed $5,000,000 in any 12-month period, and there is no minimum offering amount. Groundfloor is also offering a Bonus Share Program where Groundfloor may issue up to 30,000 additional bonus shares of our common stock pursuant to the terms of this Offering Circular. As of December 31, 2018, Groundfloor issued 437,917 shares of common stock in the 2018 Common Stock Offering for $4.2 million in proceeds.

On October 12, 2018, the Company entered into a common stock purchase agreement for private placement of 125,000 shares of the Company’s common stock for proceeds of $1.5 million.

In January 2019, the Company launched an offering of its common stock under Tier 2 of Regulation A pursuant to an offering statement on Form 1-A qualified by the SEC (the “2019 Common Stock Offering”). The Company offered up to 900,000 shares of common stock at $15.00 per share, with a minimum investment of $150, or 10 shares of common stock. According to the terms of the offering statement, the aggregate initial offering price of the common stock will not exceed $13,500,000 in any 12-month period, and there is no minimum offering amount. The Company may issue up to 30,000 additional bonus shares through an incentive program available to investors who had provided a previous indication of interest in investing in the Company.

The 2019 Common Stock Offering closed on a rolling basis from January 2019 to July 2019. As a result of the offering, the Company received gross proceeds of $3.1 million in exchange for the issuance of 214,535 shares of common stock, including 6,800 bonus shares issued through the incentive program described above.

In conjunction with the 2019 Common Stock Offering, certain holders of Restated Subordinated Convertible Notes converted their outstanding principal and accrued interest into common stock at a contractually agreed upon 10% discount to the offered price. In 2019, $60,000 in notes principal and accrued interest were converted into 4,440 shares of common stock.

From September 2019 to December 2019, the Company issued subordinated convertible notes (the “2019 Subordinated Convertible Notes”) to Investors for total proceeds of $3.6 million. The 2019 Subordinated Convertible Notes bear interest at the rate of 10% per annum. The outstanding principal and all accrued but unpaid interest is due and payable on the earlier of August 30, 2021, or the consummation of a sale of the Company by consolidation, merger, change of majority ownership, or sale or other disposition of all or substantially all of the assets of the Company (the “Maturity Date”). In the event of a closing of a preferred stock financing with gross proceeds of at least $8.0 million (“Qualified Preferred Financing”) prior to the Maturity Date, the outstanding principal and all accrued but unpaid interest may be converted into shares of preferred stock issued in the financing at a price per share equal to 90% of the offering price per share in the Qualified Preferred Financing. At any time after six months after the issuance of a 2019 Subordinated Convertible Note, the investor may convert all or a portion of the outstanding principal and accrued interest into shares of common stock at 90% of the per share price of common stock at the time of conversion, as reasonably determined by the Board. The indebtedness represented by the 2019 Subordinated Convertible Notes is subordinated in all respects to the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement, and other amounts due in connection with the Revolver.

Because of the contractual right of noteholders to convert their holdings to common stock at a discount to fair value, the Company determined that the 2019 Subordinated Convertible Notes contain a beneficial conversion feature. The Company recognized this beneficial conversion feature as a debt discount and component of additional paid-in capital at the in-the-money amount of $0.4 million at the time of issuance. The discount is being amortized to interest expense until the earlier of maturity or exercise of the conversion option.

Certain investors in 2019 Subordinated Convertible Notes purchased their shares through the issuance of advance agreements to the Company (“Advances”). The Advances accrue interest at a rate of 10% per annum and are payable to the Company within an initial term of 30 days, with an investor option to extend the term by 30 days, after which the Advances begin accruing interest at a rate of 14% per annum. The funds advanced to the investors are subject to recourse by the Company against the investors. The Advances, with principal sum of $0.3 million as of December 31, 2019, are recorded as a component of “Other current assets” in the Company’s Consolidated Balance Sheets.

Principal of $3.6 million on the 2019 Subordinated Convertible Notes, net of an unamortized discount of $0.4 million, was outstanding as of December 31, 2019. Accrued interest on the 2019 Subordinated Convertible Notes, presented within “Accounts payable and accrued expenses” in the Company’s Consolidated Balance Sheets, was $69,000 as of December 31, 2019.

Groundfloor has incurred losses since its inception, and Groundfloor expects it will continue to incur losses for the foreseeable future. Groundfloor requires cash to meet its operating expenses and for capital expenditures. To date, Groundfloor has funded its cash requirements with proceeds from its convertible note and preferred stock issuances. Groundfloor anticipate that it will continue to incur substantial net losses as it grows the Groundfloor Platform. Groundfloor does not have any committed external source of funds, except as described above. To the extent our capital resources are insufficient to meet its future capital requirements, Groundfloor will need to finance its cash needs through public or private equity offerings or debt financings. Additional equity or debt financing may not be available on acceptable terms, if at all.

Plan of Operation

Prior to September 2015, Groundfloor’s operations were limited to issuing Georgia Notes solely in Georgia to Georgia residents pursuant to an intrastate crowdfunding exemption from registration under the Securities Act and qualification under Georgia law. On September 7, 2015, the SEC qualified Groundfloor’s first offering statement on Form 1-A covering seven separate series of LROs corresponding to the same number of Projects in eight states and the District of Columbia. Subsequently, Groundfloor has not issued, and do not intend to issue in the future, any additional Georgia Notes. Since that time, Groundfloor has qualified two additional offering statements on Form 1-A in addition to an offering statement on Form 1-A qualified for GRE 1, its wholly-owned subsidiary, in each case under Tier 1 of Regulation A. In January 2018, Groundfloor’s offering statement relating to the offer and sale of limited recourse obligations (the “LRO Offering Circular”) was qualified by the SEC under Tier 2 of Regulation A, raising the annual aggregate amount of LROs which Groundfloor may offer and sell to $50 million, less any other securities sold by Groundfloor under Regulation A (including pursuant to this Offering Circular). Groundfloor has filed, and intends to continue to file, post-qualification amendments to the LRO Offering Circular on a regular basis to include additional series of LROs. Groundfloor expects to expand the number of states in which Groundfloor offers and sells LROs during the next 12 months. With this increased geographic footprint, Groundfloor expects that the number of borrowers and corresponding investors, and the volume of loans originated through the Groundfloor Platform, will increase and generate increased revenue from borrower origination and servicing fees.

As the volume of Groundfloor loans and corresponding offerings increase, Groundfloor plans to continue the current strategy of raising equity and, in limited circumstances, debt financing to finance our operations until Groundfloor reaches profitability and becomes cash flow positive, which Groundfloor does not expect to occur before 2020. Future equity or debt offerings by Groundfloor will be necessary to fund the significant investments in website development, security, investor sourcing, loan processing and marketing necessary to reach profitability. Groundfloor expects to hire more staff to support its expected growth in operations and to invest heavily in marketing throughout the next year.

Off-Balance Sheet Arrangements

We do not engage in any off-balance sheet financing activities. We do not have any interest in entities referred to as variable interest entities, which include special purpose entities and other structured finance entities.

Material Trends, Events, and Uncertainties

Despite COVID-19, funding of draws on outstanding loans to developers has remained relatively steady in March through the end of May 2020, as much of the Southeast United States, where our borrower projects are concentrated, did not require cessation of construction projects. To date, we have not had significant difficulty funding our operations through LRO offerings, other Regulation A offerings, and other financing sources. We continue to see adequate credit performance in our Loan portfolio, and see robust demand for Loans by commercial borrowers. Our retail investment channel continues to invest in LROs on our platform and we continue to sell a relatively small number of loans to institutional purchasers. Moreover, our technology platform has enabled the Company to deploy a work from home environment for its employees, such that work continues more or less normally.

As a result, the Company has not yet experienced material changes in the funding amounts provided to developers due to material trends, events and uncertainties, including COVID-19. However, if the economic impacts of COVID-19 are sustained through the summer of 2020 and into the fall of 2020, our business may be materially impacted. As of the date of this Offering Circular, the extent to which the COVID-19 pandemic may materially impact the amounts of funding provided to developers and the Company’s financial condition, liquidity or results of operations is uncertain.

*               *               *

Financial Statements

The following consolidated financial statements for the periods ended June 30, 2019, December 31, 2018 and December 31, 2017 and the notes thereto are added to the Offering Circular starting on page F-1:

GROUNDFLOOR REAL ESTATE 1, LLC

Audited Financial Statements

December 31, 2019 and 2018

GROUNDFLOOR REAL ESTATE 1, LLC

Table of Contents

December 31, 2019 and 2018

Report of Independent Auditor

To the Board of Directors
Groundfloor Real Estate 1, LLC
Atlanta, Georgia

We have audited the accompanying financial statements of Groundfloor Real Estate 1, LLC (the “Company”), which comprise the balance sheets as of December 31, 2019 and 2018, and the related statements of operations, member’s (deficit) equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company's Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not earned any significant revenues since its inception which result in substantial doubt about the ability of the Company to continue as a going concern. Management’s evaluation of the events and conditions and management's plans in regard to that matter also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Atlanta, Georgia
April 6, 2020

F-2

GROUNDFLOOR REAL ESTATE 1, LLC

Balance Sheets

	December 31,
	2019	2018
Assets
Current assets:
Cash	$1,700	$20,100
Loans to developers, net	-	157,070
Interest receivable on loans to developers	-	9,903
Other real estate owned	166,973	23,569
Total current assets	168,673	210,642
Total assets	$168,673	$210,642
Liabilities and Member’s Equity
Current liabilities:
Accrued interest on limited recourse obligations	$9,903	$9,903
Limited recourse obligations, net	158,770	200,739
Total current liabilities	168,673	210,642
Total liabilities	168,673	210,642

Member’s equity:
Member’s capital	100	100
Member’s contribution receivable	(100)	(100)
Retained earnings	-	-
Total member’s equity	-	-
Total liabilities and member’s equity	$168,673	$210,642

See accompanying notes to financial statements

F-3

GROUNDFLOOR REAL ESTATE 1, LLC

Statements of Operations

	Year Ended December 31,
	2019	2018
Loan servicing revenue	$7,045	$5,200
Net interest income:
Interest income	-	95,899
Interest expense	-	(95,899)
Net interest income	-	-
Net revenue	7,045	5,200
Cost of revenue	-	3,250
Gross profit	7,045	1,950
Operating expenses:
General and administrative	7,045	1,950
Total operating expenses	7,045	1,950
Income from operations	-	-
Net (loss) income	$-	$-

See accompanying notes to financial statements

F-4

GROUNDFLOOR REAL ESTATE 1, LLC

Statements of Member’s (Deficit) Equity

		Member’s	(Accumulated deficit)	Total Member’s
	Member’s	Contribution	Retained	(Deficit)
	Capital	Receivable	Earnings	Equity
Member’s deficit as of December 31, 2017	$100	$(100)	$-	$-
Member contributions	-	-	-	-
Net income	-	-	-	-
Member’s equity as of December 31, 2018	$100	$(100)	$-	$-
Net loss	-	-	-	-
Member’s equity as of December 31, 2019	$100	$(100)	$-	$-

See accompanying notes to financial statements

F-5

GROUNDFLOOR REAL ESTATE 1, LLC

Statements of Cash Flows

	Year Ended December 31,
	2019	2018
Cash flows from operating activities
Net (loss) income	$-	$-
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash recovery of servicing costs through write-down of limited recourse obligations	(7,045)
Changes in operating assets and liabilities:
Interest receivable on loans to developers	(9,903)	(95,899)
Accrued interest on limited recourse obligations	9,903	95,899
Net cash used in operating activities	(7,045)	-
Cash flows from investing activities
Loan payments to developers	-	(299,644)
Repayments of loans from developers	-	3,057,065
Proceeds from other real estate held for sale	23,569	-
Net cash provided by (used in) investing activities	23,569	2,757,421
Cash flows from financing activities
Repayments of limited recourse obligations	(34,924)	(3,126,721)
Net cash (used in) provided by financing activities	(34,924)	(3,126,721
Net (decrease) increase in cash	(18,400)	(369,300)
Cash as of beginning of the period	20,100	389,400
Cash as of end of the period	$1,700	$20,100
Supplemental disclosure of noncash investing and financing activities:
Loans to developers transferred to other real estate owned	$166,973	$23,569
Write-down of loans to developers and limited recourse obligations, net	-	35,054
Write-down of interest receivable on loans to developers and accrued interest on limited recourse obligations	-	4,706

See accompanying notes to financial statements

F-6

GROUNDFLOOR REAL ESTATE 1, LLC

Notes to Financial Statements

NOTE 1:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

GROUNDFLOOR Real Estate 1, LLC (the “Company”), a Georgia limited liability company formed on December 16, 2016. The Company is a wholly-owned subsidiary of GROUNDFLOOR Finance Inc. (“GROUNDFLOOR”), a Georgia corporation.

Description of Business

GROUNDFLOOR has developed an online investment platform designed to crowdsource financing for real estate development projects, which GROUNDFLOOR utilizes to provide investment opportunities to investors. With this online investment platform, investors are able to choose between multiple real estate development investment opportunities, and developers of the projects are able to obtain financing. GROUNDFLOOR believes this method of financing real estate has many advantages including reduced project origination and financing costs, lower interest rates for real estate development financing, and attractive returns for investors. GROUNDFLOOR will identify which loans it seeks to originate, and will sell limited recourse obligations (“LROs”) which correspond to those loans. GROUNDFLOOR’s primary business is the sale of LROs and the Company’s primary purpose is the servicing of loans which correspond to those LROs.

Basis of Accounting and Liquidity

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.

Operations since inception have consisted primarily of organizing the Company. The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern. The Company has earned limited revenue since its inception. The ultimate success of the Company is dependent on management’s ability to develop and market its products and services at levels sufficient to generate operating revenues in excess of expenses. Management evaluated the condition of the Company and has determined that until such sales levels can be achieved, management will need to secure additional capital to continue to fund product development and sales and marketing.

Management intends to fund operations by capital obtained from GROUNDFLOOR. However, there are no assurances that the Company can be successful in obtaining the additional capital or such financing will be on terms favorable or acceptable to the Company or GROUNDFLOOR. These matters raise substantial doubt about the ability of the Company to continue as a going concern.

The financial statements do not include any adjustments that might result from the outcome of uncertainties described in the financial statements. In addition, the financial statements do not include any adjustments relating to the recoverability and classification of assets nor the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue primarily results from fees earned on the loans to the Developers (the “Loans”). Fees include “Loan servicing revenue” which are paid by the Developers.

F-7

GROUNDFLOOR REAL ESTATE 1, LLC

Notes to Financial Statements

Effective for 2019, the Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“Topic 606”). Topic 606 supersedes the revenue requirements in ASC Topic 605, Revenue Recognition. The Company has evaluated the impact of this accounting standard on its Consolidated Financial Statements and concluded that the Company’s contracts with customers continue to fall within the scope of existing guidance. Servicing fees, origination fees, net interest income, and gains and losses on sales of loans remain within the scope of ASC topic 310—Receivables or ASC topic 860—Transfers and Servicing. Consequently, there was no transition adjustment required on the accompanying financial statements for adopting Topic 606.

Loan Servicing Revenue

The loan servicing revenue is recognized by the Company, upon recovery, for costs incurred in servicing the Developer’s Loan, including managing payments to and from Developers and payments to Investors. The Company records loan servicing revenue as a component of revenue when collected.

Interest Income on Loans to Developers and Interest Expense on Limited Recourse Obligations

The Company recognizes “Interest income” on Loans and “Interest expense” on the corresponding LROs (if issued by GROUNDFLOOR Real Estate 1, LLC) using the accrual method based on the stated interest rate to the extent the Company believes it to be collectable. For the purposes of these Financial Statements, “Limited recourse obligations, net” refers to LROs. LROs are the Company’s currently registered securities.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents as of December 31, 2019 and 2018. From time to time, the Company could maintain cash deposits in excess of federally insured limits. The Company believes credit risk related to its cash and cash equivalents to be minimal.

Loans to Developers and Limited Recourse Obligations

“Loans to developers, net” and the corresponding “Limited recourse obligations, net”, used to fund the Loans are originally recorded at outstanding principal. The interest rate associated with a Loan is the same as the interest rate associated with the corresponding LROs.

The Company’s obligation to pay principal and interest on an LRO is equal to the pro rata portion of the total principal and interest payments collected from the corresponding Loan. The Company obtains a lien against the property being financed and attempts reasonable collection efforts upon the default of a Loan. The Company’s lien may be senior or junior to the Borrower’s other financing obligations. The Company is not responsible for repaying “Limited recourse obligations, net” associated with uncollectable “Loans to developers, net”. Amounts collected related to a Loan default are returned to the Investors based on their pro rata portion of the corresponding LROs, if applicable, less collection costs incurred by the Company.

The Loan and corresponding LROs are recorded on the Company’s Balance Sheets to “Loans to developers, net” and “Limited recourse obligations, net”, respectively, once the Loan has closed. Loans are considered closed after the promissory note for that Loan has been signed and the security interest has been perfected.

F-8

GROUNDFLOOR REAL ESTATE 1, LLC

Notes to Financial Statements

Nonaccrual and Past Due Loans

Accrual of interest on “Loans to developers, net” and corresponding “Limited recourse obligations, net” is discontinued when, in management’s opinion, the collection of the interest income appears doubtful. “Interest income” and “Interest expense” on the “Loans to developers, net” and the corresponding “Limited recourse obligations, net” are discontinued and placed on nonaccrual status at the time the Loan is 90 days delinquent unless the Loan is well secured and in process of collection. A Loan may also be placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful based on the status of the underlying development project, even if the Loan is not yet 90 days delinquent. Loans may be returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The “Loans to developers, net” and corresponding “Limited recourse obligations, net” are charged off to the extent principal or interest is deemed uncollectible. All interest accrued but later charged off for “Loans to developers, net” and “Limited recourse obligations, net” is reversed against “Interest income” and the corresponding LROs recorded “Interest expense”.

Impaired Loans

Loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreements. Impaired loans include Loans on nonaccrual status. When determining if the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement, the Company considers the borrower’s capacity to pay, which includes such factors as the borrower’s current financial position, an analysis of global cash flow sufficient to pay all debt obligations and an evaluation of secondary sources of repayment, such as collateral value and guarantor support. The Company individually assesses for impairment all nonaccrual Loans and all Loans in fundamental default. If a Loan is deemed impaired, a specific valuation allowance is allocated, if necessary, so that the Loan is reported net, at the present value of estimated future cash flows using the Loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis.

Allowance for Uncollectable Loans and Undeliverable Limited Recourse Obligations

Payments to holders of LROs, as applicable, depend on the payments received on the corresponding Loans; a reduction or increase of the expected future payments on Loans will decrease or increase the reserve for the associated LROs. The Company recognizes a reserve for uncollectable Loans and corresponding reserve for undeliverable LROs in an amount equal to the estimated probable losses net of recoveries. The allowance is based on management’s estimates and analysis of historical bad debt experience, existing economic conditions, current loan aging schedules, and expected future write-offs, as well as an assessment of specific, identifiable Developer accounts considered at risk or uncollectible. Expected losses and actual charge-offs on Loans are offset to the extent that the Loans are financed by LROs, as applicable, that effectively absorb the related Loan losses.

“Loans to developers, net” are presented net of a reserve for doubtful accounts of $0 and $0 as of December 31, 2019 and 2018, respectively. “Limited recourse obligations, net” are presented net of a reserve for doubtful accounts of $0 and $35,054 as of December 31, 2019 and 2018, respectively.

F-9

GROUNDFLOOR REAL ESTATE 1, LLC

Notes to Financial Statements

Other Real Estate Owned

Foreclosed assets acquired through or in lieu of loan foreclosure are held for sale and are initially recorded at fair value less estimated cost to sell. Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs of improvements are capitalized up to the fair value of the property, whereas costs relating to holding foreclosed assets and subsequent adjustments to the value are charged to operations.

Income Taxes

As a limited liability company, the Company is not a taxpaying entity for federal income tax purposes. Accordingly, its taxable income or losses are allocated to its member based on the provisions of the operating agreement and are included in the members’ income tax returns. The financial statements, therefore, do not include a provision for income taxes. Similar provisions apply for state income tax purposes.

Management has assessed the effect of the guidance provided by U.S. GAAP on accounting for uncertainty in income taxes. Management has evaluated all tax positions that could have a significant effect on the financial statements and determined the Company had no uncertain income tax positions at December 31, 2019 and 2018.

NOTE 2:	RECENT ACCOUNTING PRONOUNCEMENTS

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic: 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”), which became effective for the Company on January 1, 2019. The amendment changes the accounting for equity investments, changes disclosure requirements related to instruments at amortized cost and fair value, and clarifies how entities should evaluate deferred tax assets for securities classified as available for sale. Affected entities should apply the amendments by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The guidance in these pronouncements related to equity investments and deferred tax assets for securities classified as available for sale did not have a material effect on the Company’s Consolidated Financial Statements. The guidance further eliminates a requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public entities, and eliminates a requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value of financial instruments measured at amortized cost. The adoption of this standard did not have a material effect on the Company’s Consolidated Financial Statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The FASB subsequently issued a number of pronouncements amending or clarifying ASU 2016-13, including the following: in November 2018, Accounting Standards Update 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses (“ASU 2018-19”); in May 2019, Accounting Standards Update 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief (“ASU 2019-05”); in November 2019, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates (“ASU 2019-10”); and in November 2019, Codification Improvements to Topic 326, Financial Instruments—Credit Losses (“ASU 2019-11”). ASU 2016-13 and the subsequent related pronouncements significantly change how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The standard will replace the current incurred loss approach with an expected loss model, referred to as the current expected credit loss (“CECL”) model. The new standard will apply to financial assets subject to credit losses and measured at amortized cost and certain off-balance-sheet credit exposures, which include, but are not limited to, loans, leases, held-to-maturity securities, loan commitments and financial guarantees. ASU 2016-13 simplifies the accounting for purchased credit-impaired debt securities and loans and expands the disclosure requirements regarding an entity’s assumptions, models, and methods for estimating the allowance for loan and lease losses. In addition, entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination. For public business entities that meet the definition of an SEC filer, ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2029; for all other public business entities, the guidance is effective for fiscal years beginning after December 15, 2020; for all other entities (private companies, not-for-profit organizations, and employee benefit plans), the guidance is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Upon adoption, ASU 2016-13 provides for a modified retrospective transition by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is effective. The Company is currently evaluating the impact this standard will have on the Company’s Consolidated Financial Statements.

F-10

GROUNDFLOOR REAL ESTATE 1, LLC

Notes to Financial Statements

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows – Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”) and in November 2016 issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”). The ASUs will be effective January 1, 2019, and amend the existing accounting standards for the statement of cash flows. The amendments provide guidance on the following nine cash flow issues: debt prepayment or debt extinguishment costs; settlement of zero-coupon or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies; distributions received from equity method investees; beneficial interests in securitization transactions; separately identifiable cash flows and application of the predominance principle; and restricted cash. The adoption of this guidance did not have a material effect on the Company’s Consolidated Financial Statements in the periods presented.

In December 2019, the FASB issued Accounting Standards Update 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The amendments in this update simplify the accounting for income taxes by removing certain exceptions in Topic 740 and introducing other changes intended to clarify and improve existing guidance. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2020; for all other entities, the amendments are effective for fiscal years beginning after December 15, 2021. The Company is currently evaluating the impact that the implementation of this standard will have on the Company’s Consolidated Financial Statements.

NOTE 3:	LOANS TO DEVELOPERS, NET

The Company purchases notes that provide financing to borrowers for real estate-related loans. Real estate loans include loans for unoccupied single family or multifamily renovations costing between $20,000 and $2,000,000 over six months to a year.

The Company uses three performance states to better monitor the credit quality of outstanding loans. Outstanding loans are characterized as follows:

Current - This status indicates that no events of default have occurred, all payment obligations have been met or none are yet triggered.

Workout - This status indicates there has been one or more payment defaults on the Loan and the Company has negotiated a modification of the original terms that does not amount to a fundamental default.

Fundamental Default - This status indicates a Loan has defaulted and there is a chance the Company will not be able to collect 100% of the principal amount of the Loan by the extended payment date of the corresponding LROs.

GROUNDFLOOR uses a proprietary grading algorithm to assign one of seven letter grades, from A to G, to each Loan. The letter grade generally reflects the overall risk of the Loan, with A indicating less risk and G indicating higher risk.

F-11

GROUNDFLOOR REAL ESTATE 1, LLC

Notes to Financial Statements

The following table presents the carrying amount of “Loans to developers, net” by letter grade and performance state as of December 31, 2019 and 2018, respectively:

	Current	Workout	Fundamental Default	Total
Loan grades:
A	$-	$-	$-	$-
B	-	-	-	-
C	-	-	-	-
D	-	-	-	-
E	-	-	-	-
F	-	-	-	-
G	-	-	-	-
Carrying amount as of December 31, 2019	$-	$-	$-	$-

	Current	Workout	Fundamental Default	Total
Loan grades:
A	$-	$-	$-	$-
B	-	-	-	-
C	-	-	157,070	157,070
D	-	-	-	-
E	-	-	-	-
F	-	-	-	-
G	-	-	-	-
Carrying amount as of December 31, 2018	$-	$-	$157,070	$157,070

Nonaccrual and Past Due Loans

A Loan is placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful. “Interest receivable on loans to developers” that has been accrued and is subsequently determined to have doubtful collectability is charged to “Interest income” and the corresponding “Accrued interest on limited recourse obligations” that has been accrued and is subsequently determined to have doubtful collectability is charged to “Interest expense”. Interest income on Loans that are classified as nonaccrual is subsequently applied to principal until the Loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Past due Loans are loans whose principal or interest is past due 30 days or more. As of December 31, 2019 and 2018, the Company placed Loans of $0 and 157,070 recorded to “Loans to developers, net” on nonaccrual status, respectively.

The following table presents an analysis of past due Loans as of December 31, 2019 and 2018:

	Carrying Amount	Allowance for Loan Losses	Loans to Developers, net
Aging schedule:
Current	$-	$-	$-
Less than 90 days past due	-	-	-
More than 90 days past due	-	-	-
Total as of December 31, 2019	$-	$-	$-

F-12

GROUNDFLOOR REAL ESTATE 1, LLC

Notes to Financial Statements

	Carrying Amount	Allowance for Loan Losses	Loans to Developers, net
Aging schedule:
Current	$-	$-	$-
Less than 90 days past due	-	-	-
More than 90 days past due	157,070	-	157,070
Total as of December 31, 2018	$157,070	$-	$157,070

Impaired Loans

The following is a summary of information pertaining to impaired loans as of December 31, 2019:

Balance
Nonaccrual loans	$-
Fundamental default not included above	-
Total impaired loans	-

Interest income recognized on impaired loans	$-

The following table presents an analysis of information pertaining to impaired loans as of December 31, 2019:

Balance
Principal loan balance	$-

Related allowance	-
Average recorded investment	$-

The following is a summary of information pertaining to impaired loans as of December 31, 2018:

Balance
Nonaccrual loans	$157,070
Fundamental default not included above	-
Total impaired loans	157,070

Interest income recognized on impaired loans	$9,903

The following table presents an analysis of information pertaining to impaired loans as of December 31, 2018:

Balance
Principal loan balance	$157,070

Related allowance	-
Average recorded investment	$157,070

F-13

GROUNDFLOOR REAL ESTATE 1, LLC

Notes to Financial Statements

Credit Quality Monitoring

The following table presents “Loans to developers, net” by performance state as of December 31, 2019 and 2018:

	Carrying Amount	Allowance for Loan Losses	Loans to Developers, Net
Performance states:
Current	$-	$-	$-
Workout	-	-	-
Fundamental default	-	-	-
Total as of December 31, 2019	$-	$-	$-

	Carrying Amount	Allowance for Loan Losses	Loans to Developers, Net
Performance states:
Current	$-	$-	$-
Workout	-	-	-
Fundamental default	157,070	-	157,070
Total as of December 31, 2018	$157,070	$-	$157,070

Allowance for Loan Losses

The following table details activity in the allowance for loan losses for the years ended December 31, 2019 and 2018:

Balance
Balance, December 31, 2018	$-
Allowance for loan loss	-
Loans charged off	-
Outstanding as of December 31, 2019	$-
Period-end amount allocated to:
Loans individually evaluated for impairment	$-
Loans collectively evaluated for impairment	-
Balance, December 31, 2019	$-
Loans:
Individually evaluated for impairment	$-
Collectively evaluated for impairment	-
Balance, December 31, 2019	$-

Balance
Balance, December 31, 2017	$-
Allowance for loan loss	-
Loans charged off	-
Outstanding as of December 31, 2018	$-
Period-end amount allocated to:
Loans individually evaluated for impairment	$-
Loans collectively evaluated for impairment	-
Balance, December 31, 2018	$-
Loans:
Individually evaluated for impairment	$157,070
Collectively evaluated for impairment	-
Balance, December 31, 2018	$157,070

F-14

GROUNDFLOOR REAL ESTATE 1, LLC

Notes to Financial Statements

NOTE 4:	OTHER REAL ESTATE OWNED

“Other real estate owned” in the Company’s Balance Sheet was $166,973 and $23,569 at December 31, 2019 and 2018, respectively. During the year ended December 31, 2019 the Company transferred $157,070 from “Loans to developers, net” and $9,903 from “Interest receivable on loans to developers” to “Other real estate owned”. Other real estate owned met the held for sale criteria and have been recorded at the lower of carrying amount or fair value less cost to sell. There was no impact to the Company’s Statements of Operation from this transfer. The Company did not record a decrease to “Loans to developers, net” or an offsetting decrease to “Limited recourse obligations, net”.

NOTE 5:	RELATED PARTY ARRANGEMENTS

GROUNDFLOOR Finance Inc.

GROUNDFLOOR will receive fees and compensation in connection with the Company’s Offering, and the servicing and sale of the Company’s LROs.

The Company will also reimburse GROUNDFLOOR for actual expenses incurred on behalf of the Company in connection with the servicing of a Loan, to the extent not reimbursed by the borrower. The Company will reimburse GROUNDFLOOR for out-of-pocket expenses paid to third parties in connection with providing services to the Company. This does not include GROUNDFLOOR’s overhead, employee costs borne by GROUNDFLOOR, utilities or technology costs. For the year ended December 31, 2019 and 2018, GROUNDFLOOR incurred $7,045 and $5,100 of costs on the Company’s behalf, respectively. No such costs were due and payable to GROUNDFLOOR as of December 31, 2019 and 2018, respectively.

GROUNDFLOOR GA Holdings LLC

GROUNDFLOOR GA Holdings LLC may close and fund a Loan prior to its being acquired by the Company. The ability to warehouse Loans allows us the flexibility to deploy the offering proceeds as funds are raised. The Company then will acquire such LROs at a price equal to the fair market value of the Loan (including reimbursements for servicing fees and accrued interest, if any), so there is no mark-up (or mark-down) at the time of purchase.

NOTE 6:	SUBSEQUENT EVENTS

Subsequent events were evaluated through February 29, 2020, the date the Financial Statements were available to be issued. Based on this evaluation, it was determined that no subsequent events occurred that require recognition or disclosure in the financial statements.

F-15

GROUNDFLOOR FINANCE INC.

AND SUBSIDIARIES

Audited Consolidated Financial Statements

December 31, 2019 and 2018

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Table of Contents

December 31, 2019 and 2018

Independent Auditor’s Report

To the Board of Directors

Groundfloor Finance, Inc. and Subsidiaries

Atlanta, Georgia

We have audited the accompanying consolidated financial statements of Groundfloor Finance, Inc. and Subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2019, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Prior Period Consolidated Financial Statements

The consolidated financial statements of the Company as of December 31, 2019 and for the year then ended, were audited by other auditors whose report dated March 21, 2019, expressed an unmodified opinion on those statements.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has not earned any significant revenues since its inception which result in substantial doubt about the ability of the Company to continue as a going concern. Management’s evaluation of the events and conditions and management's plans in regard to that matter also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

March 16, 2020

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2019	2018
Assets
Current assets:
Cash	$1,699,196	$1,069,392
Loans to developers, net	73,851,996	38,761,717
Interest receivable on loans to developers	2,867,914	1,821,073
Other current assets	937,645	484,391
Total current assets	79,356,751	42,136,573
Property, equipment, software, website, and intangible assets, net	971,607	813,104
Other assets	42,603	63,906
Total assets	$80,370,961	$43,013,583
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$4,602,116	$2,493,158
Accrued interest on limited recourse obligations	2,251,926	1,372,474
Limited recourse obligations, net	53,124,759	31,719,205
Revolving credit facility	10,460,752	5,493,605
Convertible notes, net of discount of $368,526 and $0	3,238,474	1,800,000
Short-term notes payable	8,085,257	2,925,082
Total current liabilities	81,763,284	45,803,524
Other liabilities	136,819	60,765
Total liabilities	81,900,103	45,864,289
Commitments and contingencies (See Note 12)
Stockholders’ equity:
Common stock, no par, 5,000,000 shares authorized, 2,102,720 and 1,732,585 issued and outstanding	10,564,771	6,125,264
Series A convertible preferred stock, no par, 747,385 shares designated, 747,373 shares issued and outstanding (liquidation preference of $4,999,925)	4,962,435	4,962,435
Series seed convertible preferred stock, no par, 568,796 shares designated, issued and outstanding (liquidation preference of $2,960,583)	2,609,091	2,609,091
Additional paid-in capital	1,802,895	1,083,572
Accumulated deficit	(21,467,774)	(17,630,508)
Stock subscription receivable	(560)	(560)
Total stockholders’ deficit	(1,529,142)	(2,850,706)
Total liabilities and stockholders’ deficit	$80,370,961	$43,013,583

See accompanying notes to consolidated financial statements

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Year Ended December 31,
	2019	2018
Non-interest revenue:
Origination fees	$2,748,150	$1,183,583
Loan servicing revenue	1,964,284	988,203
Total non-interest revenue	4,712,434	2,171,786
Net interest income:
Interest income	6,323,801	3,178,629
Interest expense	(4,633,122)	(2,460,454)
Net interest income	1,690,679	718,175
Net revenue	6,403,113	2,889,961
Cost of revenue	(779,756)	(423,776)
Gross profit	5,623,357	2,466,185
Operating expenses:
General and administrative	2,514,202	1,736,515
Sales and customer support	2,939,149	2,456,875
Development	1,125,071	1,006,840
Regulatory	208,874	193,538
Marketing and promotions	1,515,558	2,169,567
Total operating expenses	8,302,854	7,563,335
Loss from operations	(2,679,497)	(5,097,150)
Interest expense	1,157,769	1,003,505
Net loss	$(3,837,266)	$(6,100,655)

See accompanying notes to consolidated financial statements

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Deficit

	Series A		Series Seed							Total
	Convertible		Convertible				Additional		Stock	Stockholders’
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Subscription	(Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Receivable	Equity
Stockholders’ deficit as of December 31, 2017	747,373	$4,962,435	568,796	$2,609,091	1,136,406	$56,834	$677,929	$(11,529,853)	$(560)	$(3,224,124)
Shares issued in the 2018 Common Stock Offering, net of offering costs	-	-	-	-	468,764	4,562,634	-	-	-	4,562,634
Shares issued in a private placement	-	-	-	-	125,000	1,500,000	-	-	-	1,500,000
Exercise of stock options	-	-	-	-	2,415	5,796	-	-	-	5,796
Share-based compensation expense and warrants	-	-	-	-	-	-	405,643	-	-	405,643
Net loss	-	-	-	-	-	-	-	(6,100,655)	-	(6,100,655)
Stockholders’ deficit as of December 31, 2018	747,373	$4,962,435	568,796	$2,609,091	1,732,585	$6,125,264	$1,083,572	$(17,630,508)	$(560)	$(2,850,706)
Shares issued in the 2019 Common Stock Offering, net of offering costs	-	-	-	-	214,535	3,073,307	-	-	-	3,073,307
Shares issued upon conversion of convertible notes	-	-	-	-	147,663	1,348,821	-	-	-	1,348,821
Exercise of stock options	-	-	-	-	7,937	17,379	-	-	-	17,379
Share-based compensation expense and warrants	-	-	-	-	-	-	318,545	-	-	318,545
Beneficial conversion feature on sale of convertible notes							400,778			400,778
Net loss	-	-	-	-	-	-	-	(3,837,266)	-	(3,837,266)
Stockholders’ deficit as of December 31, 2019	747,373	$4,962,435	568,796	$2,609,091	2,102,720	$10,564,771	$1,802,895	$(21,467,774)	$(560)	$(1,529,142)

See accompanying notes to consolidated financial statements

GROUNDFLOOR FINANCE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2019	2018
Cash flows from operating activities
Net loss	$(3,837,266)	$(6,100,655)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	481,533	375,532
Share-based compensation	401,930	281,143
Noncash interest expense	85,089	73,388
Loss (gain) on sale of real estate owned	-	7,963
Origination of loans held for sale	(13,659,207)	(672,491)
Proceeds from sales of loans held for sale	15,320,281	672,491
Conversion of beneficial interests	-	181,347
Changes in operating assets and liabilities:
Other assets	(133,042)	41,492
Interest receivable on loans to developers	(1,085,699)	(3,161,729)
Accounts payable and accrued expenses	2,308,919	731,383
Accrued interest on limited recourse obligations	887,310	2,439,597
Net cash used in operating activities	769,848	(5,130,539)
Cash flows from investing activities
Loan payments to developers	(87,710,983)	(45,914,339)
Repayments of loans from developers	46,214,398	26,131,470
Proceeds from sale of properties held for sale	2,018,836	1,818,857
Purchases of computer equipment and furniture and fixtures	(50,373)	(220,489)
Payments of software and website development costs	(569,749)	(487,100)
Net cash used in investing activities	(40,097,871)	(18,671,601)
Cash flows from financing activities
Proceeds from limited recourse obligations	72,042,001	43,135,416
Repayments of limited recourse obligations	(47,889,960)	(28,997,881)
Payment of deferred financing costs	(61,250)	(10,000)
Borrowings from the revolving credit facility	58,820,632	37,369,522
Repayments on the revolving credit facility	(53,827,652)	(34,870,261)
Proceeds from issuance of short-term notes payable	24,070,230	1,801,200
Repayments of short-term notes payable	(17,260,860)	(520,100)
Proceeds from issuance of convertible notes	3,174,000	-
Repayments of convertible notes	(450,000)	-
Repayment of 2017 Note	(1,750,000)	-
Proceeds from Regulation A+ common stock offering, net of offering costs	3,073,307	4,103,670
Proceeds from issuance of shares in a private placement	-	1,500,000
Exercise of stock options	17,379	5,796
Net cash provided by financing activities	39,957,827	23,517,362
Net increase (decrease) in cash	629,804	(284,778)
Cash as of beginning of the year	1,069,392	1,354,170
Cash as of end of the year	$1,699,196	$1,069,392
Supplemental cash flow disclosures:
Cash paid for interest	$1,218,759	$650,528
Supplemental disclosure of noncash investing and financing activities:
Loans to developers transferred to other real estate owned	$2,015,376	$2,071,840
Write-down of loans to developers, net and limited recourse obligations, net	484,282	438,660
Write-down of interest receivable on loans to developers and accrued interest on limited recourse obligations	224,106	195,240
Conversion of convertible notes payable and accrued interest converted into common stock	1,348,821	277,617
Reduction to allowance for loan to developers and limited recourse obligations	-	90,000
Issued warrants in connection with notes payable	139,896	124,500
Issued advance agreements for convertible notes payable	288,000	-

See accompanying notes to consolidated financial statements

GROUNDFLOOR REAL ESTATE 1, LLC

NOTE 1:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

The terms "we," "our," “GROUNDFLOOR,” or the "Company" refer to Groundfloor Finance Inc. and its subsidiaries. The Company was originally organized as a North Carolina limited liability company under the name of Fomentum Labs LLC on January 28, 2013. Fomentum Labs LLC changed its name to Groundfloor LLC on April 26, 2013, and converted into a North Carolina corporation on July 26, 2013. In connection with this conversion, all equity interests in Groundfloor LLC were converted into shares of GROUNDFLOOR Inc.’s common stock. In August 2014, GROUNDFLOOR Inc. converted into a Georgia corporation and changed its name to Groundfloor Finance Inc. The accounting effects of these conversions were reflected retrospectively in the Consolidated Financial Statements. Groundfloor Holdings GA, LLC is the holder of the Revolver, as defined in Note 7. Groundfloor Properties GA LLC was created for the purpose of financing real estate in Georgia. Groundfloor Real Estate 1 LLC and Groundfloor Real Estate 2 LLC were created for the purpose of financing real estate in any state. Groundfloor Real Estate, LLC is currently inactive and management does not have plans to use this entity in the near future.

The Company has developed an online investment platform designed to crowdsource financing for real estate development projects (the “Projects”). With this online investment platform (the “Platform”), public investors (the “Investors”) are able to choose between multiple Projects, and real estate developers (the “Developers”) of the Projects are able to obtain financing. GROUNDFLOOR’s financing model replaces traditional sources of financing for Projects with the aggregation of capital from Investors using the internet.

Basis of Presentation and Liquidity

The Company’s Consolidated Financial Statements include Groundfloor Finance Inc. and its wholly owned subsidiaries, Groundfloor Properties GA LLC; Groundfloor Real Estate, LLC; Groundfloor Holdings GA, LLC; Groundfloor Real Estate 1 LLC; and Groundfloor Real Estate 2, LLC (collectively the “Company” or “GROUNDFLOOR”). Intercompany transactions and balances have been eliminated upon consolidation.

The Company’s Consolidated Financial Statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.

Operations since inception have consisted primarily of organizing the Company, developing the technology, and securing financing. The accompanying Consolidated Financial Statements have been prepared on a basis which assumes that the Company will continue as a going concern. The Company has incurred losses and cash outflows from operations since its inception. The ultimate success of the Company is dependent on management’s ability to develop and market its products and services at levels sufficient to generate operating revenues in excess of expenses.

Management evaluated the condition of the Company and has determined that until such sales levels can be achieved, management will need to secure additional capital to continue growing working capital and fund product development and operations.

Management intends to raise additional debt or equity financing to grow working capital and fund operations. Management believes the Company will obtain additional funding from current and new Investors in order to sustain operations. However, there are no assurances that the Company can be successful in obtaining the additional capital or that such financing will be on terms favorable or acceptable to the Company.

As of the issuance date but subsequent to the date of these financial statements, the Company has commenced an equity offering through which it may raise up to $5.0 million in new financing. At the time of issuance, the Company has closed on approximately $0.3 million in new financing. See Note 13, “Subsequent Events.”

There is substantial doubt that the Company will continue as a going concern for at least 12 months following the date these Consolidated Financial Statements are issued, without additional financing based on the Company’s limited operating history and recurring operating losses.

The Consolidated Financial Statements do not include any adjustments that might result from the outcome of the uncertainties described in the Consolidated Financial Statements. In addition, the Consolidated Financial Statements do not include any adjustments relating to the recoverability and classification of assets nor the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

GROUNDFLOOR REAL ESTATE 1, LLC

Use of Estimates

The preparation of Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue primarily results from fees earned on the loans to the Developers (the “Loans”). Fees include “Origination fees” and “Loan servicing revenue” which are paid by the Developers.

Effective for 2019, the Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“Topic 606”). Topic 606 supersedes the revenue requirements in ASC Topic 605, Revenue Recognition. The Company has evaluated the impact of this accounting standard on its Consolidated Financial Statements and concluded that the Company’s contracts with customers continue to fall within the scope of existing guidance. Servicing fees, origination fees, net interest income, and gains and losses on sales of loans remain within the scope of ASC topic 310—Receivables or ASC topic 860—Transfers and Servicing. Consequently, there was no transition adjustment required on the accompanying financial statements for adopting Topic 606.

Origination Fees

“Origination fees” are paid by the Developers for the work performed to facilitate the Loans. The amount to be charged is a percentage based upon the terms of the Loan, including grade, rate, term, and other factors. Origination fees range from 1.0% to 5.0% of the principal amount of a Loan. The origination fee is paid when the Loan is issued to the Developer and deducted from the gross proceeds distributed. A Loan is considered issued when formal closing has occurred and funds have transferred to the Developer’s account, which occurs through an Electronic Funds Transfer (“EFT”).

The origination fees are recognized as revenue ratably over the term of the Loan, while direct costs to originate Loans are recorded as expenses as incurred.

Loan Servicing Revenue

Loan servicing revenue is recognized by the Company, upon recovery, for costs incurred in servicing the Developer’s Loan, including managing payments to and from Developers and payments to Investors. The Company records loan servicing revenue as a component of revenue when collected. Direct costs to service Loans are recorded as expenses as incurred.

Whole Loan Sales

Under loan sale agreements, the Company sells all of its rights, title, and interest in certain loans. At the time of such sales, the Company may simultaneously enter into loan servicing agreements under which it acquires the right to service the loans. The Company calculates a gain or loss on a whole loan sale based on the net proceeds from the whole loan sale, less the carrying value of the loans sold. All unamortized origination fees incurred in the origination process are recognized directly to Consolidated Statements of Operations and recorded to “Origination fees”. For sold loans for which the Company retains servicing rights, the Company compares the expected contractual benefits of servicing to the expected costs of servicing to determine whether a servicing asset or servicing liability arises from the transaction. No servicing rights assets or liabilities have been identified for the years ended December 31, 2019 and 2018.

Interest Income on Loans to Developers and Interest Expense on Limited Recourse Obligations

The Company recognizes “Interest income” on Loans and “Interest expense” on the corresponding Investor Georgia Notes (if issued by Groundfloor GA) or LROs (if issued by Groundfloor Finance Inc.) using the accrual method based on the stated interest rate to the extent the Company believes it to be collectable. For the purposes of these Consolidated Financial Statements, “Limited recourse obligations, net” refers to both Georgia Notes and LROs. Georgia Notes are securities that the Company has issued through its previously registered Georgia-exclusive securities offering, which has since been terminated. LROs are the Company’s currently registered securities. Both Georgia Notes and LROs represent similar obligations of the Company.

GROUNDFLOOR REAL ESTATE 1, LLC

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents as of December 31, 2019 and 2018. From time to time, the Company could maintain cash deposits in excess of federally insured limits. The Company believes credit risk related to its cash and cash equivalents to be minimal.

Each investor’s escrow account receives Federal Deposit Insurance Corporation (“FDIC”) insurance coverage on cash balances subject to normal FDIC coverage rules. Investor funds, whether committed through a LRO or held in escrow, are not included as a part of the Company’s cash balance.

Loans to Developers and Limited Recourse Obligations

“Loans to developers, net” are originally recorded at outstanding principal, then subsequently increased as additional draws are disbursed to developers. “Limited recourse obligation, net” are originally recorded at the original principal amount committed by investors, net of funds not yet to be disbursed to developers on the underlying loans, then subsequently increased as those funds are disbursed to developers. Funds committed by investors in LROs but not yet disbursed to developers on the underlying Loans were approximately $8,218,000 and $5,381,000, as of December 31, 2019 and 2018, respectively. These funds are netted against gross balances of approximately $61,343,000 and $37,100,000 as of December 31, 2019 and 2018, respectively, on the accompanying Consolidated Balance Sheets.

The interest rate associated with a Loan is the same as the interest rate associated with the corresponding Georgia Notes or LROs.

The Company’s obligation to pay principal and interest on a Georgia Note or LRO is equal to the pro rata portion of the total principal and interest payments collected from the corresponding Loan. The Company obtains a lien against the property being financed and attempts reasonable collection efforts upon the default of a Loan. The Company is not responsible for repaying “Limited recourse obligations, net” associated with uncollectable “Loans to developers, net.” Amounts collected related to a defaulted Loan are returned to the Investors based on their pro rata portion of the corresponding Georgia Notes or LROs, if applicable, less collection costs incurred by the Company.

The Investors may remit funds through the Company’s online portal prior to the actual Loan being closed. These funds are held in an escrow account controlled by a major bank and are not recognized as an LRO until the Loan is closed and funds are transferred to the Developer, which occurs through an EFT transaction. Each Investor escrow account receives FDIC insurance coverage on cash balances subject to normal FDIC coverage rules.

The Loan and corresponding LROs are recorded on the Company’s Consolidated Balance Sheets to “Loans to developers, net” and “Limited recourse obligations, net”, respectively, once the Loan has closed and funds have been disbursed to borrowers. Loans are considered closed after the promissory note for that Loan has been signed and the security interest has been perfected.

Nonaccrual and Past Due Loans

Accrual of interest on “Loans to developers, net” and corresponding “Limited recourse obligations, net” is discontinued when, in management’s opinion, the collection of the interest income appears doubtful. “Interest income” and “Interest expense” on the “Loans to developers, net” and the corresponding “Limited recourse obligations, net” are discontinued and placed on nonaccrual status at the time the Loan is 90 days delinquent unless the Loan is well secured and in process of collection. A Loan may also be placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful based on the status of the underlying development project, even if the Loan is not yet 90 days delinquent. Loans may be returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The “Loans to developers, net” and corresponding “Limited recourse obligations, net” are charged off to the extent principal or interest is deemed uncollectible. All interest accrued but later charged off for “Loans to developers, net” and “Limited recourse obligations, net” is reversed against “Interest income” and the corresponding LROs recorded “Interest expense”.

Impaired Loans

Loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreements. Impaired loans include Loans on nonaccrual status. When determining if the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement, the Company considers the borrower’s capacity to pay, which includes such factors as the borrower’s current financial position, an analysis of global cash flow sufficient to pay all debt obligations and an evaluation of secondary sources of repayment, such as collateral value and guarantor support. The Company individually assesses for impairment all nonaccrual Loans and all Loans in fundamental default. If a Loan is deemed impaired, a specific valuation allowance is allocated, if necessary, so that the Loan is reported net, at the present value of estimated future cash flows using the Loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis.

GROUNDFLOOR REAL ESTATE 1, LLC

Allowance for Uncollectable Loans and Undeliverable Limited Recourse Obligations

Payments to holders of Georgia Notes or LROs, as applicable, depend on the payments received on the corresponding Loans; a reduction or increase of the expected future payments on Loans will decrease or increase the reserve for the associated Georgia Notes or LROs. The Company recognizes a reserve for uncollectable Loans and corresponding reserve for undeliverable Georgia Notes or LROs in an amount equal to the estimated probable losses net of recoveries. The allowance is based on management’s estimates and analysis of historical bad debt experience, existing economic conditions, current loan aging schedules, and expected future write-offs, as well as an assessment of specific, identifiable Developer accounts considered at risk or uncollectible. Expected losses and actual charge-offs on Loans are offset to the extent that the Loans are financed by Georgia Notes or LROs, as applicable, that effectively absorb the related Loan losses.

“Loans to developers, net” are presented net of a reserve for doubtful accounts of approximately $2,720,000 and $500,000 as of December 31, 2019 and 2018, respectively. “Limited recourse obligations, net” are presented net of a reserve for doubtful accounts of approximately $2,720,000 and $500,000 as of December 31, 2019 and 2018, respectively.

Other Real Estate Owned

Foreclosed assets acquired through or in lieu of loan foreclosure are held for sale and are initially recorded at fair value less estimated selling costs. Any write-down to fair value at the time of transfer to foreclosed assets is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs of improvements are capitalized up to the fair value of the property, whereas costs relating to holding foreclosed assets and subsequent adjustments to the value are charged to operations.

Software Development Costs

Software development costs primarily include internal and external labor expenses incurred to develop the software that powers the Company’s website. Certain costs incurred during the application development stage are capitalized based on specific activities tracked, while costs incurred during the preliminary project stage and post-implementation and operation stages are expensed as incurred. Capitalized software development costs are amortized over the estimated useful life of the related software. The Company recognized approximately $415,000 and $328,000 in expense related to amortization of software development costs for the years ended December 31, 2019 and 2018, respectively.

Property and Equipment

Property and equipment consists of computer equipment, furniture and fixtures, leasehold improvements, and office equipment. Property and equipment is stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated over the shorter of the life of the lease or the useful life of the improvements. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

Depreciation is computed using the following estimated useful lives:

Computer equipment	3 years
Software and website development costs	3 years
Office equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	5 years

GROUNDFLOOR REAL ESTATE 1, LLC

Impairment of Long-Lived Assets

Long-lived assets, such as computer equipment, office equipment, furniture and fixtures, intangible assets, and software and website development costs, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized for an amount by which the carrying amount of the asset exceeds the fair value of the asset.

Intangible Assets

Intangible assets consist of Company’s domain names. Intangible assets are being amortized over a 15-year period, their estimated useful lives, on a straight-line basis. The Company recognized approximately $2,000 in amortization expense during the years ended December 31, 2019 and 2018.

Equity Offering Costs

The Company accounts for offering costs in accordance with Accounting Standard Codification (“ASC”), ASC 340, Other Assets and Deferred Costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed.

For the year ended December 31, 2019, offering costs of approximately $41,000 incurred in connection with the 2019 Common Stock Offering have been deferred and charged against the gross proceeds of the offering in stockholders’ equity.

For the year ended December 31, 2018, offering costs of approximately $125,000 incurred in connection with the 2018 Common Stock Offering were deferred and charged against the gross proceeds of the offering in stockholders’ equity.

Deferred Revenue

Deferred revenue consists of origination fee payments received in advance of revenue recognized.

Advertising Costs

The cost of advertising is expensed as incurred and presented within “Marketing and promotions” expenses in the Consolidated Statements of Operations. The Company incurred approximately $274,000 and $700,000 in advertising costs during the years ended December 31, 2019 and 2018, respectively.

Rent Expense

The Company recognizes rent expense on a straight-line basis over the term of the lease. The difference between rent expense and rent paid is recorded as deferred rent in the Consolidated Balance Sheets. Rent expense is presented within “General and administrative” expenses in the Consolidated Statements of Operations. The Company incurred approximately $248,000 and $139,000 in rent expense for office facilities during the years ended December 31, 2019 and 2018, respectively.

Share-Based Compensation

The Company recognizes as expense non-cash compensation for all stock-based awards for which vesting is considered probable. Such stock-based awards include stock options and warrants issued as compensation to employees and nonemployees. Non-cash compensation is measured at fair value on the grant date and expensed ratably over the vesting term. The fair value of each stock option and warrant is estimated using the Black-Scholes option pricing model.

Income Taxes

Deferred tax assets and liabilities are determined based on the temporary differences between the Consolidated Financial Statements carrying amounts and the tax basis of assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reverse. In estimating future tax consequences, all expected future events are considered other than enactment of changes in the tax law or rates.

The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the Consolidated Financial Statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

GROUNDFLOOR REAL ESTATE 1, LLC

The determination of recording or releasing income tax valuation allowance is made, in part, pursuant to an assessment performed by management regarding the likelihood that the Company will generate future taxable income against which benefits of its deferred tax assets may or may not be realized. This assessment requires management to exercise significant judgment and make estimates with respect to its ability to generate taxable income in future periods.

NOTE 2:	RECENT ACCOUNTING PRONOUNCEMENTS

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic: 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”), which became effective for the Company on January 1, 2019. The amendment changes the accounting for equity investments, changes disclosure requirements related to instruments at amortized cost and fair value, and clarifies how entities should evaluate deferred tax assets for securities classified as available for sale. Affected entities should apply the amendments by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. The guidance in these pronouncements related to equity investments and deferred tax assets for securities classified as available for sale did not have a material effect on the Company’s Consolidated Financial Statements. The guidance further eliminates a requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public entities, and eliminates a requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value of financial instruments measured at amortized cost. The adoption of this standard did not have a material effect on the Company’s Consolidated Financial Statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which requires lessees to recognize most leases on the balance sheet as a lease liability and corresponding right-of-use asset. Further clarification of this guidance was subsequently provided by FASB through the issuance of ASU 2018-10, Codification Improvements to Topic 842, Leases (“ASU 2018-10”), in July 2018 and the issuance of ASU 2018-11, Leases (Topic 842): Targeted Improvements (“ASU 2018-11”), in July 2018. The guidance in these pronouncements will be effective for the Company for the year ending December 31, 2020. The Company is currently evaluating the effect of this guidance on the Company’s Consolidated Financial Statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The FASB subsequently issued a number of pronouncements amending or clarifying ASU 2016-13, including the following: in November 2018, Accounting Standards Update 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses (“ASU 2018-19”); in May 2019, Accounting Standards Update 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief (“ASU 2019-05”); in November 2019, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates (“ASU 2019-10”); and in November 2019, Codification Improvements to Topic 326, Financial Instruments—Credit Losses (“ASU 2019-11”). ASU 2016-13 and the subsequent related pronouncements significantly change how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The standard will replace the current incurred loss approach with an expected loss model, referred to as the current expected credit loss (“CECL”) model. The new standard will apply to financial assets subject to credit losses and measured at amortized cost and certain off-balance-sheet credit exposures, which include, but are not limited to, loans, leases, held-to-maturity securities, loan commitments and financial guarantees. ASU 2016-13 simplifies the accounting for purchased credit-impaired debt securities and loans and expands the disclosure requirements regarding an entity’s assumptions, models, and methods for estimating the allowance for loan and lease losses. In addition, entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination. For public business entities that meet the definition of an SEC filer, ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019; for all other public business entities, the guidance is effective for fiscal years beginning after December 15, 2020; for all other entities (private companies, not-for-profit organizations, and employee benefit plans), the guidance is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Upon adoption, ASU 2016-13 provides for a modified retrospective transition by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is effective. The Company is currently evaluating the impact this standard will have on the Company’s Consolidated Financial Statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows – Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”) and in November 2016 issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”). The ASUs will be effective January 1, 2019, and amend the existing accounting standards for the statement of cash flows. The amendments provide guidance on the following nine cash flow issues: debt prepayment or debt extinguishment costs; settlement of zero-coupon or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies; distributions received from equity method investees; beneficial interests in securitization transactions; separately identifiable cash flows and application of the predominance principle; and restricted cash. The adoption of this guidance did not have a material effect on the Company’s Consolidated Financial Statements in the periods presented.

GROUNDFLOOR REAL ESTATE 1, LLC

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). Further clarification of this guidance was subsequently provided by FASB through the issuance of ASU 2019-08, Compensation—Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Codification Improvements—Share-Based Consideration Payable to a Customer (“ASU 2019-08”) in November 2019. ASU 2018-07 expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The Company has adopted the guidance of ASU 2018-07 and subsequent related pronouncements by measuring the nonemployee share-based payments awards at the grant-date fair value of the equity instruments, in accordance with the guidance. The adoption of this guidance did not have a material effect on the Company’s Consolidated Financial Statements.

In December 2019, the FASB issued Accounting Standards Update 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The amendments in this update simplify the accounting for income taxes by removing certain exceptions in Topic 740 and introducing other changes intended to clarify and improve existing guidance. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2020; for all other entities, the amendments are effective for fiscal years beginning after December 15, 2021. The Company is currently evaluating the impact that the implementation of this standard will have on the Company’s Consolidated Financial Statements.

NOTE 3:	LOANS TO DEVELOPERS, NET

The Company provides financing to borrowers for real estate-related loans. Real estate loans include loans for unoccupied single family or multifamily renovations and new constructions costing between $30,000 and $2,000,000 over six months to a year.

The following table presents the carrying amount of “Loans to developers, net” by letter grade and performance state as of December 31, 2019 and 2018, respectively:

	Current	Workout	Fundamental Default	Total
Loan grades:
A	$5,356,177	$115,256	$350,000	$5,821,433
B	15,610,763	1,992,394	528,367	18,131,524
C	33,204,844	2,147,561	3,879,901	39,232,306
D	10,624,400	314,319	1,717,097	12,655,816
E	640,916	-	90,000	730,916
F	-	-	-	-
G	-	-	-	-
Carrying amount as of December 31, 2019	$65,437,100	$4,569,530	$6,565,365	$76,571,996

	Current	Workout	Fundamental Default	Total
Loan grades:
A	$3,267,744	$293,473	$-	$3,561,217
B	7,073,701	668,100	141,150	7,882,951
C	17,009,297	2,465,820	517,791	19,992,908
D	7,140,347	263,555	228,000	7,631,902
E	192,739	-	-	192,739
F	-	-	-	-
G	-	-	-	-
Carrying amount as of December 31, 2018	$34,683,828	$3,690,948	$886,941	$39,261,717

Nonaccrual and Past Due Loans

A Loan is placed on nonaccrual status when, in management’s judgment, the collection of the interest income appears doubtful. Loans placed in nonaccrual status stop accruing interest and, if collectability of interest is sufficiently doubtful, “Interest receivable on loans to developers” that has been accrued and is subsequently determined to have doubtful collectability is charged to “Interest income” and the corresponding “Accrued interest on limited recourse obligations” that has been accrued and is subsequently determined to have doubtful collectability is charged to “Interest expense.” Interest income on Loans that are classified as nonaccrual is subsequently applied to principal until the Loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. As of December 31, 2019, the Company placed Loans of approximately $6,565,000 recorded to “Loans to developers, net” on nonaccrual status.

GROUNDFLOOR REAL ESTATE 1, LLC

The following table presents an analysis of past due Loans as of December 31, 2019 and 2018:

	Carrying Amount	Allowance for Loan Losses	Loans to Developers, net
Aging schedule:
Current	$65,884,046	$730,000	$65,154,046
Less than 90 days past due	5,792,759	240,000	5,552,759
More than 90 days past due	4,895,191	1,750,000	3,145,996
Total as of December 31, 2019	$76,571,996	$2,720,000	$73,851,996

	Carrying Amount	Allowance for Loan Losses	Loans to Developers, net
Aging schedule:
Current	$35,112,798	$40,000	$35,072,798
Less than 90 days past due	2,404,830	50,000	2,354,830
More than 90 days past due	1,744,089	410,000	1,334,089
Total as of December 31, 2018	$39,261,717	$500,000	$38,761,717

Impaired Loans

The following is a summary of information pertaining to impaired loans as of December 31, 2019:

Balance
Nonaccrual loans	$6,565,365
Fundamental default not included above	-
Total impaired loans	6,565,365

Interest income recognized on impaired loans	$173,000

The following table presents an analysis of information pertaining to impaired loans as of December 31, 2019:

Balance
Principal loan balance	$6,565,365

Related allowance	$2,020,000
Average recorded investment	$205,000

The following is a summary of information pertaining to impaired loans as of December 31, 2018:

Balance
Nonaccrual loans	$2,146,000
Fundamental default not included above	887,000
Total impaired loans	3,033,000

Interest income recognized on impaired loans	$400,000

GROUNDFLOOR REAL ESTATE 1, LLC

The following table presents an analysis of information pertaining to impaired loans as of December 31, 2018:

Balance
Principal loan balance	$3,033,00

Related allowance	$500,000
Average recorded investment	$230,000

Credit Quality Monitoring

The Company uses three performance states to better monitor the credit quality of outstanding loans. Outstanding loans are characterized as follows:

Current - This status indicates that no events of default have occurred, all payment obligations have been met or none are yet triggered.

Workout - This status indicates there has been one or more payment defaults on the Loan and the Company has negotiated a modification of the original terms that does not amount to a fundamental default.

Fundamental Default - This status indicates a Loan has defaulted and there is a chance the Company will not be able to collect 100% of the principal amount of the Loan by the extended payment date of the corresponding Georgia Notes or LROs.

The following table presents “Loans to developers, net” by performance state as of December 31, 2019 and 2018:

	Carrying Amount	Allowance for Loan Losses	Loans to Developers, Net
Performance states:
Current	$65,437,101	$630,000	$64,807,101
Workout	4,569,530	70,000	4,499,530
Fundamental default	6,565,365	2,020,000	4,545,365
Total as of December 31, 2019	$76,571,996	$2,720,000	$73,851,996

	Carrying Amount	Allowance for Loan Losses	Loans to Developers, Net
Performance states:
Current	$34,683,828	$-	$34,683,828
Workout	3,690,948	100,000	3,590,948
Fundamental default	886,941	400,000	486,941
Total as of December 31, 2018	$39,261,717	$500,000	$38,761,717

GROUNDFLOOR REAL ESTATE 1, LLC

Allowance for Loan Losses

The following table details activity in the allowance for loan losses for the years ended December 31, 2019 and 2018:

Balance
Balance, December 31, 2018	$500,000
Allowance for loan loss	2,750,000
Loans charged off	(530,000)
Outstanding as of December 31, 2019	$2,720,000
Period-end amount allocated to:
Loans evaluated individually for impairment	$1,860,000
Loans evaluated collectively for impairment	160,000
General population of loans, other than those specifically identified	700,000
Balance, December 31, 2018	$2,720,000
Loans:
Loans evaluated individually for impairment	$3,456,044
Loans evaluated collectively for impairment	3,109,321
General population of loans, other than those specifically identified	70,006,631
Balance, December 31, 2019	$76,571,996

Balance
Balance, December 31, 2017	$640,000
Allowance for loan loss	240,000
Loans charged off	(380,000)
Outstanding as of December 31, 2018	$500,000
Period-end amount allocated to:
Loans evaluated individually for impairment	400,000
Loans evaluated collectively for impairment	100,000
General population of loans, other than those specifically identified	-
Balance, December 31, 2018	$500,000
Loans:
Loans evaluated individually for impairment	887,000
Loans evaluated collectively for impairment	2,146,000
General population of loans, other than those specifically identified	36,228,717
Balance, December 31, 2018	$39,261,717

GROUNDFLOOR REAL ESTATE 1, LLC

NOTE 4:	OTHER CURRENT ASSETS

“Other current assets” at December 31, 2019 and 2018, consists of the following:

	2019	2018
Due from related party (1)	$417,381	$-
Advance agreements (2)	288,000	-
Other real estate owned (3)	210,962	418,379
Rent deposit, current portion	21,302	21,300
Unbilled servicing revenue	-	25,127
Other	-	19,585
Other current assets	$937,645	$484,391

(1)	Loan and accrued interest receivable from a related party. Refer to Note 11 – Related Party Transactions.

(2)	Advance agreements for the purchase of 2019 Subordinated Convertible Notes. Refer to Note 7 – Debt.

(3)	During the year ended December 31, 2019 the Company transferred $2,015,376 from “Loans to developers, net” to “Other current assets”. Other real estate owned met the held for sale criteria and have been recorded at the lower of carrying amount or fair value less cost to sell. There was no impact to the Company’s Consolidated Statements of Operations from this transfer. The Company recorded a decrease of approximately $439,000 to “Loans to developers, net” and an offsetting decrease to “Limited recourse obligations, net”.

NOTE 5:	PROPERTY, EQUIPMENT, SOFTWARE, WEBSITE AND INTANGIBLE ASSETS, NET

“Property, equipment, software, website development costs, and intangible assets, net” at December 31, 2019 and 2018, consists of the following:

	2019	2018
Software and website development costs	$1,874,742	$1,304,993
Less: accumulated amortization	(1,139,780)	(725,255)
Software and website development costs, net	$734,962	$579,738

	2019	2018
Computer equipment	$118,476	$96,165
Leasehold improvements	22,367	12,530
Furniture and fixtures	171,828	134,548
Office equipment	46,405	45,548
Property and equipment	359,077	288,791
Less: accumulated depreciation and amortization	(144,932)	(79,925)
Property and equipment, net	$214,145	$208,866

	2019	2018
Domain names	$30,000	$30,000
Less: accumulated amortization	(7,500)	(5,500)
Intangible assets, net	$22,500	$24,500

Depreciation and amortization expense on “Property, equipment, intangible assets, software, and website development costs, net” for the years ended December 31, 2019 and 2018 was approximately $482,000 and $376,000, respectively. Amortization of software and website development costs is included as a component of “Development” and depreciation of property, equipment, and intangible assets is included as a component of “General and administrative” in the Consolidated Statements of Operations.

GROUNDFLOOR REAL ESTATE 1, LLC

NOTE 6:	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

“Accounts payable and accrued expenses” at December 31, 2019 and 2018, consists of the following:

	2019	2018
Funded loans-in-process (1)	$2,097,512	$-
Deferred loan origination fees	1,441,471	867,950
Trade accounts payable	509,443	762,148
Accrued interest expense (2)	302,490	360,325
Accrued employee compensation	87,949	80,243
Other	163,251	422,492
Accounts payable and accrued expenses	$4,602,116	$2,493,158

(1)	Certain whole loans originated by the Company in 2019 and subsequently sold to institutional buyers were purchased at the contractual loan amount, which comprises both the principal amount disbursed to borrowers prior to the loan sale and any loan-in-process principal yet to be disbursed. “Funded loans in process” represents the obligation of the Company to disburse loan-in-process funds received from institutional buyers to borrowers for the underlying loans as draws are requested and approved.

(2)	“Accrued interest expense” includes interest related to corporate debt instruments other than Limited Recourse Obligations, including 2019 Subordinated Convertible Notes, the Revolver, GROUNDFLOOR Notes and other short-term notes payable as described in Note 7.

NOTE 7:	DEBT

Revolving Credit Facility

On November 1, 2016, the Company’s wholly owned subsidiary, Groundfloor Holdings GA, LLC, as borrower, entered into a revolving credit facility (the “Revolver”) with Revolver Capital, LLC. The credit agreement initially provided for revolving loans up to a maximum aggregate principal amount of $1,500,000, proceeds to be used for bridge funding of underlying loans pending approval from the United States Securities and Exchange Commission. Subsequent amendments to the credit agreement in 2016 and 2017 increased the aggregate commitments under the credit facility to $4,500,000.

On April 4, 2018, the Credit Agreement dated as of November 1, 2016, as amended by the First Amendment as of November 11, 2016, the Second Amendment dated as of February 22, 2017 and the Third Amendment dated as of April 7, 2017, was assigned to ACM Alamosa DA LLC. The Company and the lender agreed to amend and restate the Original Credit Agreement in its entirety. The other terms of the credit facility remain unchanged.

On September 18, 2018, the Company increased the Revolving Credit Commitments thereunder from $4,500,000 to $5,500,000. In connection with the increase the Company paid a $10,000 commitment fee, which was capitalized and amortized over a twelve-month period. The other terms of the credit facility remain unchanged.

On August 8, 2019, the Company increased the Revolving Credit Commitments thereunder from $5,500,000 to $8,500,000. In connection with the increase the Company paid a $30,000 commitment fee, which is capitalized and amortized over a twelve-month period. The other terms of the credit facility remain unchanged.

On October 1, 2019, the Company increased the Revolving Credit Commitments thereunder from $8,500,000 to $10,500,000. In connection with the increase the Company paid a $20,000 commitment fee, which is capitalized and amortized over a twelve-month period. The other terms of the credit facility remain unchanged.

The Revolver maturity date is November 2, 2020. The Company has the option to request and the lender may, in its sole discretion, elect to extend the maturity date. The base contractual interest rate applicable throughout the years ended December 31, 2019 and 2018, was the greater of 10.0 percent per annum and the weighted average underlying loan rate with respect to all underlying borrower loans funded under the Revolver. In the event that a loan funded using proceeds from the Revolver is not repaid in full on or before the repayment date for that loan, the contractual interest rate increases to the greater of 15.0 percent per annum or the underlying loan rate plus 3.0 percent.

GROUNDFLOOR REAL ESTATE 1, LLC

As of December 31, 2019, the Company had approximately $7,000 of available borrowings and $10,493,000 outstanding under the Revolver as presented within Revolving credit facility on the Consolidated Balance Sheets. As of December 31, 2019, the Company reflected approximately $33,000 of deferred financing costs related to the Revolver as a reduction to the Revolving credit facility in the Consolidated Balance Sheets. As of December 31, 2018, the Company reflected approximately $7,000 of deferred financing costs related to the Revolver as a reduction to the Revolving credit facility in the Consolidated Balance Sheets. Amortization of these costs was approximately $24,000 and $4,000 for the years ended December 31, 2019 and 2018, respectively. Accrued interest on the Revolver, presented within “Accounts payable and accrued expenses” in the Company’s Consolidated Balance Sheets, was approximately $112,000 and $111,000 at December 31, 2019 and 2018, respectively.

The Revolver contains certain affirmative and negative covenants, including financial and other reporting requirements. The Company is in compliance with all such covenants at December 31, 2019.

2017 Subordinated Convertible Notes

In 2017, the Company issued subordinated convertible notes (the “2017 Subordinated Convertible Notes”) to Investors for total proceeds of $2,025,000. The 2017 Subordinated Convertible Notes bore interest at the rate of 8% per annum. The outstanding principal and all accrued but unpaid interest were originally due and payable on the earlier of September 24, 2018; the note agreement was subsequently amended to extend the maturity date to the earlier of September 30, 2019, or the consummation of a sale of the Company by consolidation, merger, change of majority ownership, or sale or other disposition of all or substantially all of the assets of the Company.

In the event of a closing of a preferred stock financing with gross proceeds of at least $8,000,000 (“Qualified Preferred Financing”) prior to the Maturity Date, the outstanding principal and all accrued but unpaid interest may be converted into shares of preferred stock issued in the financing at a price per share equal to 75% of the price per share of the Qualified Preferred Financing. In the event of a closing of a common stock financing with gross proceeds of at least $3,000,000 (“Qualified Common Financing”) prior to the Maturity Date, the outstanding principal and all accrued but unpaid interest may be converted into shares of common stock issued in the financing at a price per share equal to 90% of the price per share of the Qualified Common Financing. The indebtedness represented by the Subordinated Convertible Notes is subordinated in all respects to the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement, and other amounts due in connection with the Revolver and the 2017 Note.

In 2018, a 2017 Subordinated Convertible Notes holder converted their shares upon closing the 2018 Common Stock Offering, which qualified as a Qualified Common Financing. The noteholder converted $250,000 in principal and approximately $27,600 in accrued interest at a 10% discount into 30,847 shares of common stock.

In 2019, additional holders of 2017 Subordinated Convertible Notes converted their holdings into common stock upon closing of financing transactions which qualified as Qualified Common Financing events. Noteholders converted $1,155,000 in principal and approximately $134,000 in accrued interest at a 10% discount to the offering price in the 2018 Common Stock Offering, which concluded in early 2019, into 143,223 shares of common stock. Noteholders also converted $50,000 in principal and approximately $10,000 in accrued interest at a 10% discount to the offering price in the 2019 Common Stock Offering into 4,440 shares of common stock.

The remaining outstanding 2017 Subordinated Convertible Notes matured on September 30, 2019. Certain noteholders received a cash payment at maturity for their aggregate invested principal of $450,000 and accrued interest of $76,000. Other noteholders with aggregate principal of $145,000 and accrued interest of approximately $11,000, elected, in lieu of a cash payment, to roll their holdings into newly issued 2019 Subordinated Convertible Notes in a non-cash transaction.

Outstanding principal on the Restated Convertible Notes was $0 and $1,800,000 at December 31, 2019 and 2018, respectively. Accrued interest on the 2017 Subordinated Convertible Notes, presented within “Accounts payable and accrued expenses” in the Company’s Consolidated Balance Sheets, was $0 and approximately $186,000 at December 31, 2019 and 2018, respectively.

2019 Subordinated Convertible Notes

From September 2019 to December 2019, the Company issued subordinated convertible notes (the “2019 Subordinated Convertible Notes”) to Investors for total proceeds of $3,607,000. The 2019 Subordinated Convertible Notes bear interest at the rate of 10% per annum. The outstanding principal and all accrued but unpaid interest is due and payable on the earlier of August 30, 2021, or the consummation of a sale of the Company by consolidation, merger, change of majority ownership, or sale or other disposition of all or substantially all of the assets of the Company (the “Maturity Date”). In the event of a closing of a preferred stock financing with gross proceeds of at least $8,000,000 (“Qualified Preferred Financing”) prior to the Maturity Date, the outstanding principal and all accrued but unpaid interest may be converted into shares of preferred stock issued in the financing at a price per share equal to 90% of the offering price per share in the Qualified Preferred Financing. At any time after six months after the issuance of a 2019 Subordinated Convertible Note, the investor may convert all or a portion of the outstanding principal and accrued interest into shares of common stock at 90% of the per share price of common stock at the time of conversion, as reasonably determined by the Board. The indebtedness represented by the 2019 Subordinated Convertible Notes is subordinated in all respects to the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement, and other amounts due in connection with the Revolver.

GROUNDFLOOR REAL ESTATE 1, LLC

Because of the contractual right of noteholders to convert their holdings to common stock at a discount to fair value, the Company determined that the 2019 Subordinated Convertible Notes contain a beneficial conversion feature. The Company recognized this beneficial conversion feature as a debt discount and component of additional paid-in capital at the in-the-money amount of approximately $401,000 at the time of issuance. The discount is being amortized to interest expense until the earlier of maturity or exercise of the conversion option. For the year ended December 31, 2019, approximately $32,000 was amortized to interest expense in the Consolidated Statements of Operations.

Certain investors in 2019 Subordinated Convertible Notes purchased their shares through the issuance of advance agreements to the Company (“Advances”). The Advances accrue interest at a rate of 10% per annum and are payable to the Company within an initial term of 30 days, with an investor option to extend the term by 30 days, after which the Advances begin accruing interest at a rate of 14% per annum. The funds advanced to the investors are subject to recourse by the Company against the investors. The Advances, with principal sum of $288,000 as of December 31, 2019, are recorded as a component of “Other current assets” in the Company’s Consolidated Balance Sheets.

Principal of $3,607,000 on the 2019 Subordinated Convertible Notes, net of an unamortized discount of approximately $369,000, was outstanding as of December 31, 2019. Accrued interest on the 2019 Subordinated Convertible Notes, presented within “Accounts payable and accrued expenses” in the Company’s Consolidated Balance Sheets, was approximately $69,000 as of December 31, 2019.

ISB Note Payable

On January 11, 2017, the Company entered into a promissory note and security agreement (the “2017 Note”) for a principal sum of $1,000,000. The contractual interest rate on the 2017 Note per the original agreement was 8.0% per annum until September 30, 2017, then 14.0% per annum thereafter until payment in full of the 2017 Note. The 2017 Note was subsequently amended in 2017 to increase the principal amount to $2,000,000 and specify the following repayment schedule: (i) $250,000, plus accrued but unpaid interest thereon, was due and payable on June 30, 2017; (ii) $250,000, plus any accrued but unpaid interest thereon, was due and payable on March 31, 2019; (iii) $500,000, plus any accrued but unpaid interest thereon, was due and payable on June 30, 2019; (iv) $500,000, plus any accrued but unpaid interest thereon, was due and payable on September 30, 2019; and (v) any remaining outstanding principal amount, plus any remaining accrued but unpaid interest, was due and payable on December 31, 2019.

Additionally, in connection with a 2017 amendment to the 2017 Note, the Company agreed to issue warrants for the purchase of shares of the Company’s common stock on the first day of each quarter commencing on October 1, 2017, until the 2017 Note is repaid in full for the purchase of the following number of shares: (i) for each quarter until and including the first quarter of 2019, 4,000 shares of common stock; (ii) for the second quarter of 2019, 3,500 shares of common stock; (iii) for the third quarter of 2019, 2,300 shares of common stock; and (iv) for the fourth quarter of 2019, 1,100 shares of common stock. The exercise price of the warrants issued on the 2017 Note in connection with the third amendment to the 2017 Note is $2.40. Warrants issued in connection with the 2017 Note were measured at fair value and recorded at the time of issuance as a discount to the related debt instrument, then subsequently amortized to the Consolidated Statements of Operations through maturity of the 2017 Note. The Company recognized approximately $223,000 and $53,000, as a component of “General and administrative” expenses, related to amortization of warrants issued in connection with the 2017 Note for the years ended December 31, 2019 and 2018, respectively.

On April 1, 2019, the 2017 Note was amended and restated for a fee of $10,000, to be deferred and amortized over the life of the 2017 Note. The stated interest rate under the amended and restated promissory note and security agreement (“Restated Note”) was increased to 14%. Under the terms of the Restated Note, $50,000 of the principal amount plus any accrued but unpaid interest thereon was due and payable commencing on April 30, 2019, and each month thereafter; $1,000,000 of the principal amount plus any accrued but unpaid interest was due and payable on September 30, 2019; and any remaining outstanding principal and accrued interest was due and payable on December 31, 2020. The agreement stated that the Company may prepay the 2017 Note without premium or penalty.

In 2019, the Company made five payments of principal and accrued interest as outlined in the Restated Note agreement. The Company then prepaid the outstanding principal on the Restated Note in full, with accrued interest, on September 24, 2019.

As of December 31, 2019 and 2018, respectively, the principal sum of $0 and $1,750,000 remains outstanding and is presented in “Short-term notes payable” on the Company’s Consolidated Balance Sheets. For December 31, 2018, the balance is presented net of deferred financing fees of approximately $15,000, and debt discount of $91,000, amortizable over the amended term of the 2017 Note. Amortization of deferred financing costs was approximately $25,000 for the year ended December 31, 2019. Amortization of the related debt discount was $223,000 for the year ended December 31, 2019.

GROUNDFLOOR REAL ESTATE 1, LLC

Accrued interest on the 2017 Note, presented within “Accounts payable and accrued expenses” in the Company’s Consolidated Balance Sheets, was approximately $0 and $63,000 at December 31, 2019 and 2018, respectively.

GROUNDFLOOR Notes

During the years ended December 31, 2019 and 2018, the Company entered into various secured promissory notes, (the “GROUNDFLOOR Notes”), with accredited Investors. The GROUNDFLOOR Notes are used for the purpose of the Company to originate, buy, and service loans for the purpose of building, buying, or rehabilitating single family and multifamily structures, or buying land, for commercial purposes. The GROUNDFLOOR Notes are issued and secured by the assets of Groundfloor Real Estate 1 LLC, a wholly owned subsidiary of Groundfloor Finance, Inc. As collateral security for GROUNDFLOOR Notes, the Company granted first priority security interest in all the loan assets of its wholly owned subsidiary, Groundfloor Real Estate 1 LLC, subject to certain exceptions.

During the year-end December 31, 2018, there were ten notes entered into ranging in interest rates of 3.25% to 5.5% and with terms ranging from 30 days to 90 days.

During the year ended December 31, 2019, there were 105 notes entered into with stated interest rates ranging from 3.0% to 8.0% and with terms ranging from 30 days to 12 months. The principal sum of $6,840,000 and $1,281,000 remains outstanding as of December 31, 2019 and 2018, respectively, and is presented in “Short-term notes payable” on the Company’s Consolidated Balance Sheets.

Accrued interest on the GROUNDFLOOR Notes, presented within “Accounts payable and accrued expenses” in the Company’s Consolidated Balance Sheets, was approximately $114,000 and $4,000 at December 31, 2019 and 2018, respectively.

Other Short-term Notes Payable

On November 8, 2019, the Company entered into a short-term note agreement with an investor for a principal sum of $500,000. The note bears simple interest at a stated rate of 6.0% per annum. The outstanding principal and accrued interest were due and payable on February 6, 2020, 90 days from the date of issuance. As part of the issuance, the investor also received 500 detachable warrants for the purchase of common stock. The Company has allocated the proceeds of the note issuance between the debt instrument and the detachable warrants based on their relative fair values. The amount allocated to the warrants was classified as a component of stockholders’ equity and recorded as a debt discount in the Consolidated Balance Sheets, which will be amortized to interest expense over the term of the note. As of December 31, 2019, the outstanding principal of $500,000, net of an unamortized discount of approximately $2,000, are presented in “Short-term notes payable” on the Company’s Consolidated Balance Sheets. Accrued interest on the note, approximately $5,000 as of December 31, 2019, is presented in “Accounts payable and accrued expenses” in the Consolidated Balance Sheets. This note and accrued interest thereon was repaid in full subsequent to the date of these Consolidated Financial Statements in accordance with the terms of the agreement.

On December 19, 2019, the Company entered into a short-term note agreement with an investor for a principal sum of $500,000. The note bears simple interest at a stated rate of 13.5% per annum. The outstanding principal and accrued interest are due and payable on March 18, 2020, 90 days from the date of issuance. As of December 31, 2019, the outstanding principal of $500,000, net of an unamortized discount of approximately $1,000 related to debt issuance costs, are presented in “Short-term notes payable” on the Company’s Consolidated Balance Sheets. Accrued interest on the note, $2,000 as of December 31, 2019, is presented in “Accounts payable and accrued expenses” in the Consolidated Balance Sheets.

On December 20, 2019, the Company entered into a short-term note agreement with an investor for a principal sum of $250,000. The note bears simple interest at a stated annual rate of 6.0% per annum. The outstanding principal and accrued interest are due and payable on March 19, 2020, 90 days from the date of issuance. As part of the issuance, the investor also received 250 detachable warrants for the purchase of common stock. The Company has allocated the proceeds of the note issuance between the debt instrument and the detachable warrants based on their relative fair values. The amount allocated to the warrants was classified as a component of stockholders’ equity and recorded as a debt discount in the Consolidated Balance Sheets, which will be amortized to interest expense over the term of the note. As of December 31, 2019, the outstanding principal of $250,000, net of an unamortized discount of approximately $2,000, are presented in “Short-term notes payable” on the Company’s Consolidated Balance Sheets. Accrued interest on the note, approximately $500 as of December 31, 2019, is presented in “Accounts payable and accrued expenses” in the Consolidated Balance Sheets.

GROUNDFLOOR REAL ESTATE 1, LLC

NOTE 8:	STOCKHOLDERS’ Deficit

Capital Structure

Authorized Shares - As of December 31, 2019, the Company is authorized to issue 5,000,000 shares of no par value common stock and 1,316,181 shares of no par value preferred stock. The preferred stock has been designated as Series A Preferred Stock (the “Series A”), consisting of 747,385 shares, and Series Seed Preferred Stock (the “Series Seed”), consisting of 568,796 shares (collectively, “Preferred Stock”).

Common Stock Transactions

In February 2018, the Company launched an offering of its common stock under Tier 2 of Regulation A pursuant to an offering statement on Form 1-A qualified by the SEC (the “2018 Common Stock Offering”). The Company offered up to 500,000 shares of common stock at $10 per share, with a minimum investment of $100, or ten shares of common stock. The aggregate initial offering price of the common stock will not exceed $5,000,000 in any 12-month period, and there is no minimum offering amount. The Company may issue up to 30,000 additional bonus shares. The 2018 Common Stock Offering closed on July 31, 2018. During the 2018 Common Stock Offering, the Company issued 437,917 shares of common stock for gross proceeds of $4,228,700. The Company incurred offering costs of approximately $125,000 related to the 2018 Common Stock Offering.

In conjunction with the 2018 Common Stock Offering, certain holders of Restated Subordinated Convertible Notes converted their outstanding principal and accrued interest into common stock at a contractually agreed upon 10% discount to the offered price. In 2018, approximately $278,000 in notes principal and accrued interest were converted into 30,847 shares of common stock. In 2019, approximately $1,289,000 in notes principal and accrued interest were converted into 143,223 shares of common stock.

In October 2018, the Company entered into a common stock purchase agreement for private placement of 125,000 shares of the Company’s common stock for gross proceeds of $1,500,000.

In January 2019, the Company launched an offering of its common stock under Tier 2 of Regulation A pursuant to an offering statement on Form 1-A qualified by the SEC (the “2019 Common Stock Offering”). The Company offered up to 900,000 shares of common stock at $15.00 per share, with a minimum investment of $150, or 10 shares of common stock. According to the terms of the offering statement, the aggregate initial offering price of the common stock will not exceed $13,500,000 in any 12-month period, and there is no minimum offering amount. The Company may issue up to 30,000 additional bonus shares through an incentive program available to investors who had provided a previous indication of interest in investing in the Company.

The 2019 Common Stock Offering closed on a rolling basis from January 2019 to July 2019. As a result of the offering, the Company received gross proceeds of approximately $3,115,000 in exchange for the issuance of 214,535 shares of common stock, including 6,800 bonus shares issued through the incentive program described above. The proceeds are presented in the Consolidated Balance Sheets as a component of stockholders’ equity, net of direct offering costs of approximately $42,000 incurred.

In conjunction with the 2019 Common Stock Offering, certain holders of Restated Subordinated Convertible Notes converted their outstanding principal and accrued interest into common stock at a contractually agreed upon 10% discount to the offered price. In 2019, approximately $60,000 in notes principal and accrued interest were converted into 4,440 shares of common stock.

Preferred Stock Transactions

Series A

During 2015, the Company issued 709,812 shares of Series A to Investors for total proceeds of $4,748,705. In conjunction with the equity issuance, the Company converted all outstanding promissory notes payable and accrued interest totaling $251,295 into 37,561 shares of Series A.

Series Seed

During 2015 and 2014, the Company issued 201,146 and 91,259 shares, respectively, to Investors for total proceeds of $1,047,000 and $475,000. In conjunction with the equity issuance in 2014, the Company converted all outstanding convertible notes payable and accrued interest totaling $1,098,388 into 276,391 shares of Series Seed.

Voting - The holders of Preferred Stock are entitled to one vote for each share of common stock into which the preferred shares are convertible.

GROUNDFLOOR REAL ESTATE 1, LLC

Liquidation - Upon any liquidation, dissolution, or winding up of the Company, the holders of Series A shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of common stock or Series Seed, an amount per share equal to the greater of: i) the Series A original issue price of $6.69 per share, plus any dividends declared but unpaid, and ii) such amount per share as would have been payable had all shares of Series A been converted into common stock immediately prior to such liquidation, dissolution, or winding up. If the available assets are insufficient to pay the holders of shares of Series A the full amount to which they shall be entitled, then all of the available assets shall be distributed to the holders of the Series A pro rata in accordance with their ownership thereof.

After payment in full of the Series A preference amount, the Series Seed stockholders are entitled to a liquidation preference equal to the greater of: i) the Series Seed original issue price of $5.205 per share, plus any dividends declared but unpaid, or ii) such amount per share as would have been payable had all shares of Series Seed been converted into common stock immediately prior to such liquidation, dissolution, or winding up. If the available assets are insufficient to pay the holders of shares of Series Seed the full amount to which they shall be entitled, then all of the available assets shall be distributed to the holders of the Series Seed pro rata in accordance with their ownership thereof. Any assets remaining after such preferential distribution shall be distributed to holders of the common stock.

Conversion - Shares of Preferred Stock are convertible into shares of common stock at the option of the holder at any time. The number of common stock shares for Preferred Stock can be determined by dividing the original issue price by the then-effective conversion price.

Mandatory Conversion - All outstanding shares of Preferred Stock shall automatically be converted into shares of common stock upon the closing of the sales of shares of common stock to the public, with gross proceeds to the Company of at least $30,000,000. All outstanding shares of Series A shall automatically be converted into shares of common stock by the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series A, voting as a single class. All outstanding shares of Series Seed shall automatically be converted into shares of common stock by the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series Seed, voting as a single class.

Dividends - All dividends shall be declared pro rata on the common stock and Preferred Stock on a pari passu basis according to the numbers of common stock held by such holders on an as converted basis.

NOTE 9:	stock options and warrants

Stock Options

In August 2013, the Company adopted the 2013 Stock Option Plan (the “Plan”). The Plan provides incentives to eligible employees, officers, and directors in the form of incentive stock options, non-qualified stock options, and restricted stock awards. The Company has reserved a total of Plan of 400,000 shares of common stock for issuance under the Plan. Of these shares, 52,784 shares are available for future stock option grants as of December 31, 2019.

The Board of Directors has the authority to administer the Plan and determine, among other things, the interpretation of any provisions of the Plan, the eligible employees who are granted options, the number of options that may be granted, vesting schedules, and option exercise prices. The Company’s stock options have a contractual life not to exceed ten years. The Company issues new shares of common stock upon exercise of stock options.

Due to limited historical data, the Company estimates stock price volatility based on the actual volatility of comparable publicly traded companies over the expected life of the option. The expected term represents the average time that options that vest are expected to be outstanding. The expected term for options granted to non-employees is the contractual life. The risk-free rate is based on the United States Treasury yield curve for the expected life of the option.

Management used the Black-Scholes-Merton option pricing model to determine the fair value of options issued during the years ended December 31, 2019 and 2018.

GROUNDFLOOR REAL ESTATE 1, LLC

The assumptions used to calculate the fair value of stock options granted are as follows:

For the Year Ended December 31, 2019	Non- Employees	Employees
Estimated dividend yield	-%	-%
Expected stock price volatility	55.0%	50.0%
Risk-free interest rate	1.9%	2.1%
Expected life of options (in years)	10.0	6.25
Weighted-average fair value per share	$9.77	$7.54

For the Year Ended December 31, 2018	Non- Employees	Employees
Estimated dividend yield	-%	-%
Expected stock price volatility	55.0%	50.0%
Risk-free interest rate	3.0%	2.8%
Expected life of options (in years)	10.0	6.25
Weighted-average fair value per share	$6.71	$5.65

The following summarizes the stock option activity for the years ended December 31, 2019 and 2018:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding as of December 31, 2017	234,283	$1.88
Exercised	(2,415)	2.40
Terminated	(10,419)	4.81
Granted	98,476	10.41
Outstanding as of December 31, 2018	319,925	$4.40
Exercised	(7,937)	2.19
Terminated	(50,030)	5.52
Granted	62,250	15.00
Outstanding as of December 31, 2019	324,208	$6.25	7.1	$2,836,000
Exercisable as of December 31, 2019	217,959	3.18	6.1	$2,577,000
Expected to vest after December 31, 2019	106,249	12.56	9.1	$259,000

The following table summarizes certain information about all stock options outstanding as of December 31, 2019:

Exercise Price	Number of Options Outstanding	Weighted-Average Remaining Contractual Life (In Years)	Number of Options Exercisable
$0.67	64,000	4.0	64,000
1.87	43,857	5.6	43,857
2.40	74,000	7.3	67,836
3.99	10,000	4.8	10,000
10.00	39,975	8.5	17,925
12.00	33,501	9.0	9,695
15.00	58,875	9.6	4,646
	324,208		217,959

As of December 31, 2019, there was approximately $667,000 of total unrecognized compensation cost related to stock option arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 2.9 years. The total intrinsic value of stock option awards exercised was approximately $102,000 during the fiscal year ended December 31, 2019.

GROUNDFLOOR REAL ESTATE 1, LLC

The Company recorded approximately $3,000 and $54,000 in non-employee and $176,000 and $192,000 in employee share-based compensation expense during 2019 and 2018, respectively.

Warrants

The Company issued 16,000 warrants during the year ended December 31, 2018, for the purchase of common stock. The warrants are exercisable immediately at $2.40 with a contractual term of ten years. The estimated fair value of the warrants was approximately $124,500 when issued. The fair value was calculated using the Black-Scholes-Morton pricing model with the following weighted-average assumptions: risk-free interest rate of 2.9%, expected life of ten years, dividend yields of 0%, and volatility factor of 55.0%. These assumptions yielded a weighted average fair value of $7.79 per warrant.

The Company issued 10,550 warrants during the year ended December 31, 2019, for the purchase of common stock. The warrants are exercisable immediately at $2.40 or $15.00 with a contractual term of ten years. The estimated fair value of the warrants was approximately $140,000 when issued. The fair value was calculated using the Black-Scholes-Morton pricing model with the following weighted-average assumptions: risk-free interest rate of 2.5%, expected life of ten years, dividend yields of 0%, and volatility factor of 55.0%. These assumptions yielded a weighted average fair value of $13.27 per warrant.

During the years ended December 31, 2019 and 2018, respectively, 9,800 and 16,000 warrants were issued in connection with the 2017 Note. These warrants were measured at fair value and recorded as a discount to “Long-term notes payable,” with a corresponding increase to “Additional paid-in capital.” The discount will be amortized to expense over the remaining term of the 2017 Note. Upon full repayment and retirement of the 2017 Note in 2019, any unamortized discount at the time of repayment was amortized. The Company recognized expense of approximately $223,000 and $54,000 related to amortization of the 2017 Note warrant discount for the years ended December 31, 2019 and 2018, as a component of “General and administrative” in the Consolidated Statements of Operations.

The remaining 750 warrants issued in 2019 were issued were issued in conjunction with the issuance of short-term notes payable in November and December 2019. These warrants have been measured at fair value and recorded as a discount to “Short-term notes payable,” with a corresponding increase to “Additional paid-in capital.” The discount will be amortized to interest expense over the remaining term of the corresponding notes. The Company recognized expense of approximately $3,000 related to amortization of these warrant discounts for the year ended December 31, 2019.

None of the outstanding warrants have been exercised as of December 31, 2019.

NOTE 10:	INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the Company’s deferred income tax assets and liabilities as of December 31, 2019 and 2018, are as follows:

	2019	2018
Deferred income tax assets and liabilities:
Net operating loss carryforwards	$5,141,000	$4,473,000
Accrued expenses	23,000	21,000
Share-based compensation	141,000	82,000
Accrued interest	203,000	94,000
Research and development credit	25,000	25,000
Depreciation and amortization	(37,000)	(31,000)
Valuation allowance	(5,496,000)	(4,664,000)
	$-	$-

The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such asset. The valuation allowance increased by approximately $832,000 and $1,597,000, respectively, during the years ended December 31, 2019 and 2018.

GROUNDFLOOR REAL ESTATE 1, LLC

As of December 31, 2019, the Company has federal and state net operating loss carryforwards of approximately $20,408,000 available to offset future federal and state taxable income, which begin to expire in 2033 and 2028. In general, a corporation’s ability to utilize its NOL and research and development credit carryforwards may be substantially limited due to the ownership change limitations as required by Section 382 and 383 of the Internal Revenue Code of 1986, as amended (Code), as well as similar state provisions. The federal and state Section 382 and 383 limitations may limit the use of a portion of the Company’s domestic NOL and tax credit carryforwards. Further, a portion of the carryforwards may expire before being applied to reduce future income tax liabilities.

Income taxes computed at the statutory federal income tax rate are reconciled to the provision for income tax expense for 2019 and 2018 as follows:

	2019		2018
	Amount	% of Pre-Tax Earnings	Amount	% of Pre-Tax Earnings
Income tax expense (benefit) at statutory rate	$(806,000)	(21.0)%	$(1,281,000)	(21.0)%
State taxes (net of federal benefit)	(161,000)	(4.6)%	(278,000)	(4.6)%
Non-deductible expenses	135,000	(0.6)%	(38,000)	(0.6)%
Change in valuation allowance	832,000	26.2%	1,597,000	26.2%
Provision for income tax expense	$-	0.0%	$-	0.0%

The Company recognizes interest and penalties related to uncertain tax positions in the provision for income taxes. As of December 31, 2019 and 2018, the Company had no accrued interest related to uncertain tax positions.

NOTE 11:	RELATED PARTY TRANSACTIONS

ISB Development Corp.

The Company’s 2017 Note holder, ISB Development Corp., is owned and operated by a director of the Company. In January 2017, the Company’s Board of Directors approved the execution of the promissory note and security agreement (“2017 Note”) and subsequent amendments. The 2017 Note was repaid in full in 2019. See Note 7 for further discussion of and disclosure related to the 2017 Note.

The Company also issued a short-term note in November 2019 to ISB Development Corp. for a principal sum of $500,000. See Note 7, under the heading “Other short-term notes payable,” for further discussion and disclosure related to the related party note.

Moma Walnut, LLC

In June 2019, the Company extended a fully collateralized loan to Moma Walnut, LLC, an entity that is owned and operated by a director of the Company. The loan has a principal amount of $400,000, bears interest at a stated rate of 5% per annum, and was initially due within 30 days. Terms were subsequently modified in August 2019 to increase the interest rate to 13% per annum and extend the maturity date to August 11, 2020. As of December 31, 2019, the related party loan receivable and accrued interest thereon are presented in the Consolidated Balance Sheets as a component of “Other current assets” in the amount of $417,000.

NOTE 12:	COMMITMENTS AND CONTINGENCIES

The Company has a noncancelable operating lease agreement for office space. The lease contains a renewal option within 67 months of the commencement date of September 2018. Rent expense for operating leases, which has escalating rents over the term of the lease, is recorded on a straight-line basis over the minimum lease terms. Rent expense under the operating lease was approximately $247,000 and $61,000 for the years ended December 31, 2019 and 2018, respectively.

As of December 31, 2019, the approximate amounts of the annual future minimum lease payments under noncancelable operating leases obligations are as follows:

Balance
Years ending December 31,
2020	$265,261
2021	273,219
2022	281,416
2023	289,858
2024	98,777
$1,208,531

GROUNDFLOOR REAL ESTATE 1, LLC

NOTE 13:	SUBSEQUENT EVENTS

In February 2020, the Company launched an offering of its common stock under Tier 2 of Regulation A pursuant to an offering statement on Form 1-A qualified by the SEC (the “2020 Common Stock Offering”). The Company offered shares of common stock at $17.50 per share, with a minimum investment of $175, or 10 shares of common stock. According to the terms of the offering statement, the aggregate initial offering price of the common stock will not exceed $5,000,000 in any 12-month period, and there is no minimum offering amount. At the time of issuance, the 2020 Common Stock Offering remains open and is accepting new investments. Company has closed on approximately $0.3 million in new financing through this offering through the date of issuance of these Consolidated Financial Statements.

In February 2020, the Company repaid a short-term note payable at maturity, including $500,000 in principal and approximately $8,000 in accrued interest.

GROUNDFLOOR REAL ESTATE 1, LLC

PART III — EXHIBITS

Exhibit Number	Exhibit Description (hyperlink)	Filed Herewith	Form	File No	Exhibit	Filing Date
2.1	GRE 1 Articles of Organization		1-A/A	024-10671	2.1	January 25, 2017
2.2	GRE 1 Operating Agreement		1-A/A	024-10671	2.2	January 25, 2017
2.3	Groundfloor Finance Inc. Second Amended and Restated Articles of Incorporation		1-A/A	024-10496	2.1	November 25, 2015
2.4	Groundfloor Finance Inc. Bylaws		1-A/A	024-10440	2.2	July 1, 2015
3.1	Form of Investor Agreement		1-A/A	024-11094	3.1	October 7, 2019
3.2	Amended and Restated Investors’ Rights Agreement		1-A/A	024-10496	3.1	November 25, 2015
3.3	Form of Preferred Stock Voting Agreement		1-A/A		3.2	February 7, 2018
3.4	Common Stock Voting Agreement		1-A/A		3.3	February 7, 2018
3.5	Common Stock Subscription Agreement		1-A/A		3.4	February 7, 2018
4.1	Standard Form of LRO Agreement		1-A/A	024-11094	4.1	October 7, 2019
6.1	Form of Loan Agreement		1-A/A	024-11094	6.1	October 7, 2019
6.2	Form of Promissory Note		1-A/A	024-11094	6.2	October 7, 2019
6.3	Executive Employment Agreement with Brian Dally dated November 19, 2014		1-A/A	024-10440	6.1	July 1, 2015
6.4	Executive Employment Agreement with Nikhil Bhargava dated November 19, 2014		1-A/A	024-10440	6.2	July 1, 2015
6.5	2013 Stock Option Plan		1-A/A	024-10440	6.6	July 1, 2015
6.6	Option Award Agreement for Michael Olander Jr.		1-A/A	024-10440	6.8	July 1, 2015
6.7	Option Award Agreement for Richard Tuley		1-A	024-10488	6.11	October 7, 2015
6.8	Option Award Agreement for Bruce Boehm		1-A	024-10488	6.12	October 7, 2015
6.9	Series Seed Preferred Stock Purchase Agreement		1-A/A	024-10440	3.1	July 1, 2015
6.10	Series A Preferred Stock Purchase Agreement		1-A/A	024-10496	6.18	November 25, 2015
6.11	Right of First Refusal and Co-Sale Agreement		1-A/A	024-10496	6.19	November 25, 2015
6.12	Promissory Note and Security Agreement, as amended		1-A POS	024-10496	6.10	October 18, 2017
6.13	Loan Purchase Agreement with Harvest Residential Loan Acquisition, LLC		1-A POS	024-10758	6.11	February 7, 2018
6.14	Servicing Agreement with Harvest Residential Loan Acquisition, LLC		1-A POS	024-10758	6.12	February 7, 2018
6.15	Amended and Restated Credit Agreement, dated April 4, 2018 by and among Groundfloor Holdings GA, LLC and ACM Alamosa DA LLC		1-A/A	024-11188	6.13	June 15, 2020
10.1	Power of attorney (GRE 1)
10.2	Power of attorney (Groundfloor Finance)		1-A	024-10758	10.1	October 30, 2017
11.1	Consent of Cherry Bekaert LLP		1-A POS	024-11094	11.1	August 14, 2020
11.2	Consent of Robbins Ross Alloy Belinfante Littlefield LLC (included as part of Exhibit 12.1)	X
11.3	Consent of Hughes Pittman & Gupton, LLP		1-A POS	024-11094	11.3	July 2, 2020
12.1	Opinion of Robbins Ross Alloy Belinfante Littlefield LLC	X

GROUNDFLOOR REAL ESTATE 1, LLC

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on September 21, 2020.

GROUNDFLOOR FINANCE INC. for GROUNDFLOOR REAL ESTATE 1, LLC

By:	/s/ Nick Bhargava
Name:	Nick Bhargava
Title:	Executive Vice President, Secretary and Acting Chief Financial Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President, Chief Executive Officer and Director (Principal Executive Officer)	September 21, 2020
Brian Dally

/s/ Nick Bhargava	Executive Vice President, Secretary, Acting Chief Financial Officer and Director (Principal Financial and Accounting Officer)	September 21, 2020
Nick Bhargava

*	Director	September 21, 2020
Sergei Kouzmine

*	Director	September 21, 2020
Bruce Boehm

*	Director	September 21, 2020
Michael Olander Jr.

*	Director	September 21, 2020
Richard Tuley Jr.

*By:	/s/ Nick Bhargava
Nick Bhargava
Attorney-in-fact